   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1999

                                                      REGISTRATION NO. 333-75885
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                       TELTRAN INTERNATIONAL GROUP, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                DELAWARE                                   (4813)                                  11-3172507
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                           ONE PENN PLAZA, SUITE 4632
                            NEW YORK, NEW YORK 10119
                                 (212) 643-1600
              (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE
                         OFFICES AND PLACE OF BUSINESS)

                            ------------------------

                           BYRON R. LERNER, PRESIDENT
                           ONE PENN PLAZA, SUITE 4632
                            NEW YORK, NEW YORK 10119
                                 (212) 643-1600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:
                          MICHAEL D. DIGIOVANNA, ESQ.
                          PARKER DURYEE ROSOFF & HAFT
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 599-0500

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                8,965,116 SHARES


                       TELTRAN INTERNATIONAL GROUP, LTD.

                                  COMMON STOCK

                            ------------------------


     This is an offering of up to 8,965,116 shares of our common stock made by those of our shareholders who are named under the caption "Principal and Selling Stockholders."



     INVESTING IN TELTRAN'S COMMON STOCK IS RISKY. SEE "RISK FACTORS P. 5"



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     Our common stock is quoted on the OTC Electronic Bulletin Board. On November 10, 1999 the average bid and asked price of the common stock was $8.50 per share.



       We have retained no underwriters in connection with this offering.



                                 November 12, 1999

                                  TABLE OF CONTENTS



                                                                                                             PAGE
                                                                                                             ----
Prospectus Summary.........................................................................................    3
Risk Factors...............................................................................................    5
Where You Can Find More Information........................................................................    6
Use of Proceeds............................................................................................    7
Capitalization.............................................................................................    7
Selected Financial Data....................................................................................    8
Management's Discussion and Analysis of Financial Condition and Results of Operations......................    9
Market Information.........................................................................................   12
Business...................................................................................................   13
Management.................................................................................................   22
Executive Compensation.....................................................................................   24
Certain Transactions.......................................................................................   26
Principal and Selling Stockholders.........................................................................   27
Plan of Distribution.......................................................................................   30
Description of Securities..................................................................................   32
Legal Matters..............................................................................................   33
Experts....................................................................................................   33
Offering Information.......................................................................................   33

                               PROSPECTUS SUMMARY

                       TELTRAN INTERNATIONAL GROUP, INC.


     We are primarily engaged in the international telecommunications business through our wholly owned subsidiary Teltran International, Inc. We currently provide international long distance telephone services to customers in the United States as an affiliate in the OzEmail System and are in the process of obtaining the right within the OzEmail system to provide services for customers in other countries as well. We also operate an Internet portal website at http://www.Teltran.com and, through a joint venture, intend to operate an additional website for the sale of music and related paraphernalia. Information contained on our websites is not part of this prospectus.


     Our executive offices are located at One Penn Plaza, Suite 4632, New York, NY 10119 and our telephone number is (212) 643-1600.




                            SUMMARY OF THE OFFERING


     The numbers indicated below representing the number of shares offered by the selling stockholders and the number of shares of common stock to be outstanding after the offering include:

     o shares subject to outstanding options and warrants including options and warrants which are not presently exercisable


     o The maximum number of shares that we may require to be purchased by investors under existing agreements



     o The maximum number of shares which should be issued as an adjustment to particular investors if the price of our stock should fall.


     The number indicated below representing shares outstanding before the offering excludes all of the above.


Securities offered by the selling
   stockholders...........................  8,965,116 shares of common stock
Common stock outstanding before the
   offering...............................  13,378,383
Common stock to be outstanding after the
   offering...............................  14,962,426 shares
Use of proceeds...........................  Except upon exercise of options, we will not receive proceeds. Any proceeds from this source will be used for working capital purposes.
Symbol for common stock...................  TLTG.

Market for common stock...................  Our shares are currently listed for trading on the Electronic
                                            Bulletin Board. Application has been made on our behalf to have our stock listed on the American Stock Exchange. We cannot guarantee that this may be accomplished, however.





                         SUMMARY FINANCIAL INFORMATION



                                                        YEAR ENDED               NINE MONTHS
                                                       DECEMBER 31,           ENDED SEPTEMBER 30,
                                                  ----------------------   ------------------------
                                                    1997         1998         1998         1999
                                                  ---------   ----------   ----------   -----------
STATEMENT OF OPERATIONS:
Consolidated revenues...........................  $     -0-   $  535,197   $  449,304   $ 2,815,908
Cost of sales...................................        -0-      244,832      220,383       420,000
Expenses........................................    827,780      709,357      394,536     1,198,750
Income (loss) from operations...................   (827,780)    (418,992)    (165,615)      197,149
Net income (loss)...............................   (828,244)    (449,339)    (183,705)      157,923
Income (loss) per share.........................  $    (.90)  $     (.06)  $     (.03)  $       .01
                                                  ---------   ----------   ----------   -----------
Shares used in computing net income (loss) per
   share........................................    915,637    7,697,295    6,929,082    11,698,334



                             DECEMBER 31, 1997   DECEMBER 31, 1998   SEPTEMBER 30, 1998   SEPTEMBER 30, 1999
                             -----------------   -----------------   ------------------   ------------------
BALANCE SHEET DATA:
Working capital
   (deficit)...............      $ (81,923)          $(280,880)          $ (168,444)          $8,033,454
Total assets...............         44,137             157,168              347,446            8,657,632
Total long-term debt.......        260,880               1,245               19,196                1,245
                                 ---------           ---------           ----------           ----------
Total stockholders' equity
   (deficit)...............      $(302,312)          $(244,439)          $ (187,640)          $8,032,209
                                 ---------           ---------           ----------           ----------
                                 ---------           ---------           ----------           ----------

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risk factors and the other information in this prospectus.


     WE HAVE A HISTORY OF LOSSES AND MAY NOT BE ABLE TO ACHIEVE
PROFITABILITY.   Until April 1998 we were a development stage company and
derived no revenues. We sustained net losses of $828,244 during 1997 and $449,339 during 1998. Even though we had net income of $157,923 during the nine-month period ended September 30, 1999, there can be no assurance that we will remain profitable.



     OUR BUSINESS IS PRESENTLY VERY DEPENDENT ON OZEMAIL.   Commencing in June
1999 we began selling international communication time through Internet telephony provided by OzEmail. We believe our immediate future success will depend upon this business. We have entered into an Interconnectivity and Support Agreement with OzEmail which permits us to sell communication time over OzEmail's Internet networks. Our agreement with OzEmail expires in May 2002. We believe that revenues from that arrangement will comprise a substantial portion of total revenues. Although alternative Internet telephone providers are available, any termination of, reduction or interruption of these services could have a material adverse effect on our business, financial condition or results of operations.



     TELTRAN HAS EXPERIENCED AND MAY IN THE FUTURE EXPERIENCE DELAYS,
POSTPONEMENTS AND INTERRUPTIONS IN SERVICE UNDER NEW ARRANGEMENTS.   To provide
Internet voice telephony we must obtain equipment so that our delivery system satisfies each of the parties on a call. We must also make arrangements with the local telephone carriers in each country into which our calls are sent to receive and terminate the calls. We have recently experienced delays in commencing our first two Internet voice telephony service contracts due to inadequate equipment in various terminating countries, the incompatibility of third party equipment that forced us to modify our equipment, and failure on the part of some terminating countries' local telephone companies to act in a timely fashion or to give us their cooperation. All of these problems were resolved but we believe that in the future we may, in similar circumstances, experience delays in timely commencing any arrangements entered into. In addition, the inability of affiliates in receiving countries to handle call volume at high levels, through lack of equipment or otherwise, may reduce the volume we send into those countries. Finally, clients may postpone or interrupt services, as has recently occurred with a new client.

                      WHERE YOU CAN FIND MORE INFORMATION



     We recently became obligated to file annual, quarterly and special reports, proxy statements, and other information with the SEC. We have filed quarterly reports for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our periodic reports, proxy statements, and other information can be inspected at the offices of Nasdaq at 1735 K Street, NW, Washington, DC 20006.


     You may obtain a copy of any of our future filings, without charge, by writing or calling us at:

                  Teltran International Group, Ltd.
              One Penn Plaza, Suite 4632
              New York, NY 10019
              (212) 643-1600

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

                                USE OF PROCEEDS


     We will not receive proceeds from the sale of the shares offered by means of this prospectus. We will use any proceeds we receive from the exercise by holders of warrants or options as working capital.


                                 CAPITALIZATION


     The following table sets forth our actual capitalization at September 30, 1999. You should read this section in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.



   Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued
      and outstanding................................................................           --
   Common stock, $.001 par value; 50,000,000 shares, authorized; 13,371,283 shares
     issued and outstanding..........................................................  $    13,371
   Additional paid-in capital........................................................   22,484,841
   Accumulated deficit...............................................................  (14,466,003)
                                                                                       -----------
   Total stockholders' equity........................................................  $ 8,032,209
                                                                                       -----------
                                                                                       -----------


------------------

The above information does not reflect

o the issuance of shares upon exercise of options or warrants




o shares which were issued subsequent to September 30, 1999


o additional shares which may be issued to private placement purchasers after the effective date of this prospectus or as a result of any adjustment to the purchase price paid by these investors.

                            SELECTED FINANCIAL DATA

     The following selected financial is derived from our audited financial statements.


     You should also read our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements which are included elsewhere in this prospectus.



                                                                                        NINE MONTHS
                                                     YEAR ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                                     ----------------------   -----------------------------------
                                                       1997         1998           1998               1999
                                                     ---------   ----------   ----------------   ----------------
STATEMENT OF OPERATIONS:
Consolidated revenues..............................  $      --   $  535,197      $  449,304         $2,815,908
Cost of sales......................................         --      244,832         220,383            420,000
Expenses...........................................    827,780      709,357         394,536          1,198,750
Income (loss) from operations......................   (827,780)    (418,992)       (165,615)           197,149
Net income (loss)..................................   (828,244)    (449,339)       (183,705)           157,923
Income (loss) per share(1).........................  $   (0.90)  $    (0.06)     $     (.03)        $      .01
                                                     ---------   ----------      ----------         ----------
Shares used in computing net income (loss) per
   share...........................................    915,637    7,697,295       6,929,082         11,698,334



                             DECEMBER 31, 1997   DECEMBER 31, 1998   SEPTEMBER 30, 1998   SEPTEMBER 30, 1999
                             -----------------   -----------------   ------------------   ------------------
BALANCE SHEET DATA:
Working capital
   (deficit)...............      $ (81,923)          $(280,880)          $ (168,444)          $8,033,454
Total assets...............         44,137             157,168              347,446            8,657,632
Total long-term debt.......        260,880               1,245               19,196                1,245
                                 ---------           ---------           ----------           ----------
Total stockholders' equity
   (deficit)...............      $(302,312)          $(244,439)          $ (187,640)          $8,032,209
                                 ---------           ---------           ----------           ----------
                                 ---------           ---------           ----------           ----------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the financial statements and related notes contained elsewhere in this prospectus.




FORWARD-LOOKING STATEMENTS



     Some of the statements contained in this prospectus may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various known and unknown risks and uncertainties and Teltran cautions you that any forward-looking information provided by or on behalf of Teltran is not a guarantee of future performance. Our actual results could differ from those anticipated by the forward-looking statements due to a number of factors, some of which are beyond Teltran's control. These include: (i) the volatile and competitive nature of the telecommunications and Internet industry,
(ii) changes in domestic and foreign economic and market conditions, (iii) the effect of federal, state and foreign regulation on Teltran's business in general and on the telecommunications and Internet industries, (iv) failure of Teltran, its vendors or other third parties to achieve Year 2000 compliance, (v) changes in technology, (vi) reduced telecommunication rates, (vii) delays of third parties in commencing service and (viii) the impact of recent and future acquisitions on Teltran's business and financial condition. Teltran does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.



PLAN OF OPERATIONS



     Prior to April 1998 we were essentially a start-up venture. During 1998 most of our revenues were derived from acting as an OzEmail refile hub in the United States. During 1999 these revenues were fully replaced by our successful efforts of promoting our Teltran Internet telephony service as well as establishing businesses for our web portal. Therefore comparisons between 1998 and 1999 will be of limited value.



     During the balance of 1999 and early 2000 our plan of operation is to:



     o enter into and implement arrangements to provide wholesale customers throughout the world with Internet telephony. We have already entered into several agreements to provide these services and others are scheduled to commence in the fourth quarter. We are negotiating additional similar arrangements. Each of these arrangements requires us to expend money for equipment purchases and the payment of various fees.



     o seek to enter into arrangements to become an affiliate of OzEmail in additional countries. This, among other things, will enable us to provide economic services from the United States to those countries and participate in revenues on both ends of a call. We have received OzEmail's permission to establish affiliates in Bangladesh, Pakistan and Israel. We have recently finalized agreements to originate and terminate traffic in Pakistan. We have also become an affiliate in the United Kingdom and Ireland through ChannelNet, our newly acquired entity in England.

     o utilize ChannelNet switching to reduce the costs of worldwide terminations.



     o develop marketing strategies with Norweb, a national telecom network operator in the UK, and utilize our alliance with them to expand our Internet telephony network.



     o enhance our portal by providing additional related business services. These including offering banner ads, sponsorship agreements and other types of advertising. We will also develop additional sales affiliate arrangements on our portal and continue to run live Internet chats on a monthly basis.



     o operate our joint venture, RecordsToGo.com, for the sale an auction of music. The venture is in the process of obtaining partner/affiliate agreements with a variety of music and non-music websites and will be marketing RecordsToGo.com worldwide.



     o promote and market our new Internet service provider service through our web portal, www.Teltran.com. The service will be competitively priced and will offer unlimited Internet access, free e-mail and free home pages to all users.



     o expand our sales staff to resell our UniDial services to commercial accounts. UniDial operates as an independent network of telecommunications resellers. UniDial services will also be marketed to individuals via our www.Teltran.com web portal.



     o promote and market our new "Fax over IP" service to our customers. This service allows users to send and receive faxes over the Internet at a reduced cost.



     o hire new employees and obtain additional office facilities and equipment as needed because of increased activity.



     o continue to augment other aspects of our telecommunications business as well.



     We cannot assure you that we will be able to successfully implement our plan.



NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)



     Our revenues were approximately $2,800,000 for the nine months ended September 30, 1999 while we received $449,000 for the nine months ended September 30, 1998. The increase in revenues is attributed to telecommunication services provided by our domestic subsidiary and recently acquired U.K. subsidiary. In late June 1999 we commenced services as an OzEmail affiliate to two domestic customers. We anticipate increased revenues from our OzEmail system as a result of commencement of affiliate services by our UK subsidiary, recently concluded arrangements in Pakistan and the continuing services to our principal domestic customers.



     Our operating expenses during the nine months ended September 30, 1999 were approximately $1,199,000 compared to approximately $394,000 during the comparable period in 1998. The increased expenses were primarily attributable to an increase in salary expense and rent due to expanding our staff and office space. In addition, our professional fees increased due to our overseas acquisitions and increased filing requirements.



LIQUIDITY



     We had a working capital of approximately $7,800,000 as of September 30, 1999 compared to a negative working capital of approximately $208,000 as of September 30, 1998. The increase in capital resulted from receipt of proceeds from our placements totaling $1,890,000 and an increase in receivables and prepaid expenses in 1999. Since December 31, 1998 we received gross proceeds of $650,000 from the sale of convertible notes and exercise of warrants. All the notes have been converted into equity and we have been able to repay and terminate our factoring arrangement. In June 1999 we completed a private placement of shares of common stock and received approximately $1,240,000. Upon effectiveness of this registration statement and in the absence of adverse changes these purchasers are obligated to pay us another $400,000 for additional shares.



     In most instances capital requirements of our core business are not significant. To commence any new service, we will be required to purchase voice interface nodes, presently costing $9,000 each. Additional interface nodes may be required based on call volume after commencement of service, but these will only be purchased if revenues justify the purchase. There are additional start-up costs for each new contract. In most instances we believe that costs associated with these capital expenditures may be obtained from funds available and from cash flow. There may be instances, however, where a new contract or service because of its size may require significant capital expenditures. In those instances we may have to seek debt or equity funding. There is no assurance that we will be able to obtain funding on terms favorable to us. We also may have to contribute up to $300,000 as our contribution to the joint venture with Antra Holding Group. We have to make minimum cash payments of approximately $185,000 to our two principal executive officers.



     We may have to pay additional costs when we form joint ventures to establish foreign OzEmail affiliations and to pay for the salaries of executives to manage and operate such ventures.



     A substantial portion of our current assets consist of shares of Antra Holding Group, Inc. valued at $6,000,000 at the time of acquisition. These shares may only be sold in transactions exempt from the registration requirements of securities laws beginning in April 2000.



     We believe funds obtained and to be obtained from the sale of shares under present arrangements and cash flow from operations will be sufficient for working capital purposes through the year 2000.



YEAR 2000 DISCLOSURE



     With the new millennium approaching, many businesses and institutions are reviewing and modifying their computer systems to ensure they accurately process transactions relating to the Year 2000 and beyond, This effort is necessary because many existing computer systems and microprocessors with date functions, including those in non-information technology equipment and systems, use only two digits to identify a year in the date field and assume that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Computer systems that calculate, compare or sort using the incorrect date may malfunction causing disruption of operations, including a temporary inability to process transactions, send invoices or engage in other normal business activities. Our failure to address potential Year 2000 malfunctions in our computer and non-information technology equipment and systems could have resulted in our suffering business interruptions, financial loss, harm to our reputation and legal liability.



     We have completed a thorough audit of our Year 2000 state of readiness including seeking and receiving representations from OzEmail and our Internet service providers. As a result we have determined that our business is fully Year 2000 compliant. Although we cannot predict with complete accuracy, we nevertheless anticipate no potential liabilities or stoppages in our business as a result of the new millennium.



                               MARKET INFORMATION



     Our common stock is currently quoted on the OTC Bulletin Board under the symbol "TLTG."



     Set forth below are the high and low closing bid quotations for our common stock for the periods indicated as reflected on the electronic bulletin board. The quotations reflect interdealer prices without retail mark-up, mark-down or commissions, and may not reflect actual transactions.



PERIOD                                                              HIGH       LOW
-----------------------------------------------------------------  ------     ------
September 30, 1999...............................................  $16.50     $6.312
June 30, 1999....................................................   9.687       1.75
March 31, 1999...................................................   2.597       .597
December 31, 1998................................................    1.19      .4325
September 30, 1998...............................................    1.00        .75
June 30, 1998....................................................    2.94       1.88
March 31, 1998...................................................    3.13      .4325
December 31, 1997................................................    .125       .125
September 30, 1997...............................................     .18        .11
June 30, 1997....................................................     .33        .22
March 31, 1997...................................................     .65        .40



     As of November 10, 1999, there were approximately 270 recordholders of our common stock, although we believe that there are more than five hundred beneficial owners of our common stock.



DIVIDEND POLICY



     We plan to retain most future earnings for use in our business. Nevertheless we have adopted a semiannual dividend policy commencing in 2000 to make a cash or stock distribution to holders of record as of March 31 and September 30. We have declared a 5% stock dividend to holders of record on September 1, 1999 to be distributed October 15. Payment of dividends is within the discretion of our board of directors and cash dividends will depend, among other factors, upon our earnings, financial condition and capital requirements.

                                    BUSINESS




GENERAL


     In July 1983, we were incorporated in Utah as Spectratek Incorporated and we subsequently incorporated as Teltran International Group Ltd in Delaware on October 6, 1997. In 1993 we formed a wholly owned subsidiary, Teltran International, Inc. and we use Teltran International to engage in our international telecommunications business. Since 1998 our primary business is acting as a seller of telecommunications time. In 1999 we began operating an Internet portal. Prior to 1998 we were engaged in attempts to develop our business and did not receive any significant revenues. References to "we", "us", or "our" include Teltran International as well.


INDUSTRY BACKGROUND


     During the last fifteen years, international telecommunications have changed dramatically. Deregulation has resulted in the end of monopolies and a proliferation of competitors. In addition, international agreements among most industrial nations have opened telecommunication markets to competition and foreign ownership. At the same time technology has changed adding to the overall efficiency of telecommunication services and increasing both call volume capacity and the quality of sound. These factors have also combined to reduce costs significantly. With the advent of new technology came the development of new methods of completing calls and reducing costs. One of the most prominent methods to achieve this is called refiling, which is the routing of calls from country A to country B for termination in country C. Because of the above mentioned changes, the rates charged callers using re-filed calls among the three countries is less than the rate they would otherwise pay for a connection directly between country A and country C.

     Re-filing is typically achieved through a series of resale arrangements among carriers often involving the wholesale purchase of services on a per-minute basis by one long distance provider from another. A single international call may pass through the facilities of several long distance carriers and resellers before being terminated to a local telephone user by a carrier in the country of termination. Re-filing has caused the emergence of alternative international providers that rely on transmission services acquired on a wholesale basis from other long distance providers. These international providers include entities whose business is purely to act as a reseller.


     The advent and proliferation of Internet Protocol, the computer language protocol used to transmit data over the Internet and managed networks, has added to the options available for the delivery of international telephone service. Internet telephony uses Internet Protocol and voice messaging equipment, or gateways, to receive voice messages, convert them into digital data packets, transmit them over the Internet at high speeds and retranslate them back into voice messages with digital clarity at the call receiver's end. The Internet telephony industry began in 1995, when experienced Internet users began to transfer voice messages from one personal computer to another. Subsequently, software was introduced which allowed personal computer users to place international calls via the Internet to other personal computer users for the price of a local call. Initially, the growth of Internet

Telephony was constrained due to the poor sound quality of the calls and because calls were mainly limited to those placed from one personal computer to another. However, as the industry has grown, substantial improvements have been made. New software has substantially reduced delays and improved voice quality. The use of private networks or Intranets to transmit calls as an alternative to the public Internet also helped to alleviate capacity problems. Developments in hardware, software and networks are expected to continue to improve the quality and viability of Internet telephony.


     Internet telephony provides customers with substantial savings compared to conventional long distance calls. The total cost of an Internet telephone call is based only on the local calls to and from the gateways of the respective Internet providers. As a result the call bypasses the international settlements process which requires using the more expensive transoceanic fiber networks of traditional carriers.


FACTORS THAT AFFECT THE TELECOMMUNICATIONS INDUSTRY



     There is a chance technological changes in the telecommunications industry will make our business obsolete. We cannot guarantee that research and developments by others will not render our operations noncompetitive or obsolete. Our business strategy is subject to the risks inherent in the marketing of new services using new technologies and approaches in a rapidly evolving commercial environment. We cannot assure that unforeseen problems will not develop with these technologies or applications, or that we will be able to successfully address the technological challenges we encounter by entering into alternative arrangements for generating revenues.



     Our success in the international telecommunications business may depend on factors beyond our control including the influence of domestic and foreign governments on our industry. We believe we will generate a substantial portion of our revenues by providing international telecommunications services to our customers on a wholesale basis. The international nature of our operations involves particular risks. These include changes in foreign government regulations and telecommunications standards, dependence on foreign partners, tariffs, taxes and other trade barriers, economic downturns and political instability in foreign countries. Our business could also be adversely affected by a reversal in the current trend toward deregulation, or upon a change in the business affairs of OzEmail. In addition, our business is subject to various U.S. and foreign laws, regulations, agency actions and court decisions. Our U.S. international telecommunications services are subject to regulation by the FCC. The FCC requires international carriers to obtain authorizations under
Section 214 of the Communications Act of 1934 prior to purchasing or leasing international facilities, or providing international service to the public. We have obtained the necessary licensure to conduct our business. We may be adversely affected by regulations of foreign governments as we seek to establish OzEmail affiliates outside of the United States. Foreign regulations may also affect affiliates that complete calls on behalf of our clients.



     There are several factors unique to the telecommunications industry that may negatively influence our operating results, including revenues, costs and margins. Our revenues, costs and expenses may fluctuate in the future as a result of numerous factors. Our revenues in any given period can vary due to factors including call volume fluctuations, particularly in regions with relatively high per minute rates; the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; and financial difficulties of major customers; pricing pressure resulting from increased competition. Technical difficulties or failures of portions of the OzEmail system or other provider may impact our ability to provide service to our customers by preventing us from delivering call traffic. Additionally, technical difficulties with the network may cause loss.





BUSINESS HISTORY



     Initially we intended to concentrate our efforts on establishing and operating a global messaging business. By pursuing that strategy we intended to provide our customers with a universal mailbox and a platform that was capable of generating multimedia broadcasts of messages and documents received by the client. In other words, the messages could be faxed or otherwise delivered to various locations within an enterprise. As an adjunct to our global messaging service we also intended to provide enhanced fax services including fax broadcasting. We postponed our efforts to provide global messaging services because of our inability at the time to obtain financing for equipment and due to the new telecommunications opportunities presented by Internet telephony. We derived insignificant revenues from the provision of global messaging services for clients through April 1998. After April 1998, we focused our efforts on exploiting opportunities in Internet telephony and derived revenues providing services as a refile hub for OzEmail Interline Pty, Limited ("OzEmail"). OzEmail is a subsidiary of OzEmail Limited, an Internet provider in Australia.





OZEMAIL SYSTEM



     OzEmail has assembled a consortium of companies in various countries as affiliates to establish an Internet network for the transmission and receipt of its service worldwide. "Voice over Internet Protocol" is the name of OzEmail's version of Internet telephony. It is comprised of the proprietary hardware and software technology developed by OzEmail for the transmission, routing and connection of communications, including voice telephony, fax and other transmissions, through the Internet and other conventional systems including the public switched networks. The proprietary hardware consists of equipment known as a voice interface node or gateway. The interface node contains OzEmail's proprietary software and is installed for the receipt of voice transmissions, the conversion of these transmissions to digital data and the routing of the transmissions over the Internet. The interface node is also used to reconnect the digital data to voice transmission on receipt.



     OzEmail licenses the proprietary software, gateways and other trade secrets to affiliates to provide or establish a network in the country in which an affiliate is located. OzEmail joins affiliates in various countries to provide international service. Each affiliate primarily furnishes origination services in its area of affiliation but also furnishes termination service in its territory enabling affiliates in other countries to route calls into its territory for termination through the local affiliate over conventional public switched telephone networks. The local affiliate receives a termination fee for this. Each affiliate is required to market the OzEmail service in its territory offering origination calling services through OzEmail systems. Each local affiliate is required to pay a fee to OzEmail for all international services of the affiliate's customers routed through the OzEmail network. The heart of the system is the gateway, each of which is capable of handling up to twenty-four simultaneous calls. Each affiliate is required to purchase sufficient gateways from OzEmail to service its customers. As a gateway can only handle a finite number of calls, several gateways may be required for each customer. Generally, the customer of an affiliate is a telecom wholesaler or a pre-paid calling card service calling center or other entity seeking to provide international calling to its customers.


     The typical structure of a call placed through the OzEmail system is as follows:

         o the client of an affiliate's customers originates a local call to our facility;


         o the call is digitized into Internet Protocol and delivered to the Internet through our gateway;



         o on the Internet, the call connects to a gateway of an affiliate located in a foreign country where it is converted to analog in the foreign domestic local telephone network; and


         o the call is received by the individual in the foreign country.

     All the calls are processed by the control node of OzEmail which is also used for billing, rating and verification purposes. If no affiliate has been appointed in the country of destination, the call will be routed through a refile provider in a third country for the least expensive routing.

OZEMAIL/TELTRAN


     In 1998 we were appointed as a refile hub for OzEmail in the United States for calls terminating in countries without OzEmail affiliates. As a refile hub, we received calls for the OzEmail system and directed them through the least expensive routing to countries which have no OzEmail Internet termination. We derived approximately $535,200 in revenues from this activity in 1998 but this source has declined to $93,600 through the first six months of 1999. The decline resulted from the utilization by OzEmail of a related party as a refile hub and to a lesser extent from an increase in affiliates.



     In October 1998 we were appointed a non-exclusive OzEmail affiliate in the United States. This designation enables us to sell international voice telephone availability through the OzEmail Internet system utilizing OzEmail technology and protocols to clients in the United States. In this capacity, our main focus has been the wholesaling of Internet telephony capacity from North America to other locations around the world within the OzEmail network.



     In the first quarter of 1999, we entered agreements to serve as a United States affiliate to provide call connection services from the United States to the Netherlands Antilles and South Africa. Prior to June 1999, we did not derive significant revenues from our affiliate operations. It took us, or our clients, a substantial period of time to complete testing, obtain compatible equipment and software and to complete arrangements with local telephone companies. In June 1999 we began service to Netherlands Antilles and South Africa for two clients. The provision of affiliate services to an additional customer in the United States to the Netherlands Antilles and South Africa have already been contracted for although we have yet to provide service under that contract due to delays requested by our customer. We have also, subject to final approval of written contracts, received permission from OzEmail to act as an affiliate in Pakistan, Israel, Bangladesh and the United Kingdom. If these contracts are finalized, we will be able, subject to local legislation, to originate outgoing, and terminate incoming, calls through the OzEmail system in these countries. If we become an affiliate to any of these countries, because we are also an affiliate in the United States, it is possible that we will be able to both originate and terminate calls over the OzEmail system among these countries. We recently became an affiliate in Pakistan and have entered into arrangements to acquire telecommunications time for resale into Pakistan. This would provide us with the ability to receive revenues from both ends of a call. In most instances we contemplate entering into arrangements with a local partner to implement foreign affiliate arrangements.



     OzEmail requires its affiliates to purchase a sufficient number of gateways to provide their services and to test them over a period of several weeks to determine the quality of service to the particular destination. We have purchased twelve gateways for an aggregate cost of $108,000 to service our existing United States clients at present levels. We believe our twelve gateways will be sufficient to handle the call volumes we currently handle. If, however the volume of calls we handle from our contracts grows to projected levels, or we initiate call services under additional contracts, we will need to purchase additional gateways. New gateways presently cost approximately $9,000 per unit. We house all of our gateways at a technical facility operated by an unaffiliated party located close to our office in New York City.



OZEMAIL AGREEMENTS



     Our affiliate arrangements consist of two three-year agreements, each expiring May 19, 2002. The first agreement is the Interconnectivity and Support Agreement which enlists us as a non-exclusive United States affiliate into OzEmail's international consortium of companies. As a United States affiliate, we are authorized to operate the OzEmail system in the United States and to transmit calls over the Internet worldwide through OzEmail's interconnected systems. As an affiliate we must purchase the necessary gateways from OzEmail to provide that service. OzEmail collects a service fee equal to 9% of the call origination fee charged by an originating affiliate to its customer. Affiliates in the OzEmail system are also obligated to provide termination services to other OzEmail affiliates in other countries. Affiliates providing termination services charge originating affiliates a fee based on the rate the terminating affiliate has negotiated with the local carrier to terminate the call in the jurisdiction of its affiliation. OzEmail collects the fees from the originating affiliate and, after deducting a service charge, remits the fee to the terminating affiliate. The second agreement is the USA Intellectual Property License Agreement which grants us a non-exclusive license for three years to use OzEmail's software, hardware, intellectual property, advertising/promotional material, etc. to perform services under the Interconnectivity and Support Agreement. This agreement requires us to pay a 1% royalty to OzEmail for use of its software. We also entered into a Telecommunications Service Agreement permitting us to act as an OzEmail refile hub.

OTHER POSSIBLE ARRANGEMENTS



     Teltron regards itself as a telecommunications reseller and may enter into arrangements for the resale of telecommunications time not involving OzEmail network. Future arrangments may involve entirely different providers or a combination of OzEmail and other providers.



GOVERNMENT REGULATION



     We are licensed as an international reseller under Section 214 of the Federal Communication Act. This regulation does not impose significant restrictions on our daily operations. We however are also affected by foreign regulators or foreign government owned telephone systems. We or our affiliates may be required to obtain permission in connection with our client contracts. We will also be subject to foreign regulation if we are able to establish affiliates in foreign countries. For example, some foreign countries may limit the orgination or termination of calls to and from their jurisdictions. The United Kingdom regulates the award of premium-rate telephone services.


MARKETING/CUSTOMERS


     We will market our resale service as part of the OzEmail network to other carriers, wholesalers, call centers, international phone card providers and others. During 1998 our principal customer was OzEmail under the refile arrangement. During 1998 we received approximately 79.3% of our revenues from OzEmail. We do not anticipate that we will derive significant refile revenues from OzEmail in the future. As a result of resale arrangements entered into by us, we do not believe we are dependent upon OzEmail as a refile customer. We derived 17.1% of our revenues in 1998 from Telecom 2000 for providing it with domestic long distance capacity. This arrangement has terminated.


     We market our service through our executive officers, one of whom is the vice president of sales and marketing. We have also entered into non-exclusive arrangements with agents who will receive a commission from the revenues generated by any of our customers introduced by an agent.

COMPETITION


     Currently, we compete with numerous other long distance resellers and providers. We believe our significant competition will be independent resellers and providers including providers of competing voice telephony systems. Other competitors may include large telephone carriers like AT&T, MCI/WorldCom and Sprint, as well as other providers of international long distance services like STAR Telecommunications, Inc., and corporate alliances that provide wholesale carrier services, like "Global One". In addition, we have a non-exclusive affiliate arrangement with OzEmail, therefore OzEmail is free to appoint other affiliates which may result in our facing substantial competition from within the OzEmail system. Many of our competitors are likely to be significantly larger and have substantially greater market presence, as well as greater financial, technical, operational, marketing and other resources and experience than we do.

     We compete for customers in the telecommunications markets primarily based on price and, to a lesser extent, the type and quality of service offered. Increased competition could force us to reduce our prices and profit margins if our competitors are able to procure rates or enter into service agreements that are comparable to or better than those we obtain, or are able to offer other incentives to existing and potential customers.

EMPLOYEES

     We have seven full-time employees in New York, six of whom are engaged in executive and technical functions and one of whom is a clerical employee. We also have five full time employees in the United Kingdom as a result of our Channelnet acquisition. We also utilize consultants.


TECHNICAL FACILITY



     We have an oral arrangement with an unaffiliated party by which our technical equipment is housed and maintained at this party's colocation facility in New York City located on the same block as our headquarters. All equipment, connections and telephone lines between us and our customers and overseas providers are located at this facility. We utilize the owner's equipment to effect these connections.


OMNICOM


     In May 1999 we acquired all the shares of Omni Communications, Inc. Since it was formed in May 1994, "Omnicom" has been an authorized agent of UniDial Communications located in New York City. Omnicom had nominal assets and minimal annual revenues. UniDial is a telecommunications reseller. Resellers buy wholesale services from major carriers like IXC, Sprint, Internet Service Networks and local Bell companies to provide a spectrum of services to customers. We believe that the acquisition of OmniCom will complement our line of telecomunications products and accelerate our entry into the area of switched and dedicated phone services. These include 1+ outbound and toll free inbound calls, networking, frame relay, wireless phones and service, Internet access, debit cards, billing software, multi-media conferencing and network marketing services. We also plan to feature UniDial services on our website, http://www.teltran.com, in order to attract more small to mid-size businesses to our retail marketplace. Omnicom was acquired for 126,788 shares of our common stock. Even though the principal shareholder of Omnicom was an officer of Teltran, we believe the acquisition was made on arm's length terms. Omnicom presently utilizes our offices.



ANTRA/RECORDSTOGO.COM



     In April 1999, we exchanged 2,000,000 of our shares for 2,000,000 shares of Antra Holding Group Inc. As a result of the transaction Antra may be deemed a principal stockholder of Teltran. Antra is a public company engaged through subsidiaries in the music business. We made the exchange because we intended to enter into ventures with Antra and because we thought that their stock was of comparable value. To protect each party, there will be an adjustment in the number of shares owned by an entity if there is a disparity in the relative market value of the two entities. Antra and we have formed a corporation to establish a website for the sale of music recordings. We each will be equal owners in the new corporation, although we will grant a minority interest to a supplier. The corporation has completed the basic design of the website and contemplates beginning sales by December 1999.





CHANNELNET



     We acquired all of the outstanding shares of ChannelNet Ltd. common stock on August 16, 1999, effective as of June 1, 1999. ChannelNet was incorporated in May 1999 under the laws of England and Wales and is located in Manchester in the United Kingdom. ChannelNet provides premium rate telecommunications services to customers in the United Kingdom. Premium rate services are the United Kingdom equivalent of "900" number services in the United States. The dominant services are or will be provided primarily for Tarot card readings, voice messages, charitable solicitations and other non-adult services. ChannelNet had insubstantial assets and liabilities. A primary reason for the acquisition was ChannelNet's potential as an affiliate of the OzEmail network. ChannelNet is an affiliate of OzEmail in the United Kingdom and Ireland. It has also received indication that upon presentation of a proper plan, it will be appointed an affiliate in Turkey, Greece, Cyprus, Turkish Republic of North Cyprus, and India. We entered into an agreement with the former stockholder of ChannelNet to purchase telecommunications equipment that is necessary for the operation of the ChannelNet business. Under that arrangement we will use the equipment in our operation of the ChannelNet business but will not acquire title to it until we complete making payments of approximately $535,000 in the aggregate by February 2001.



     In consideration of our acquisition of the ChannelNet stock, we issued to the former shareholder of ChannelNet 94,500 shares of our common stock and we will be obligated to issue additional shares based upon earnings generated by the acquired ChannelNet business operations during the period of September 1999 through February 2001. In addition, we entered into an employment agreement with the key employee of ChannelNet for the operation of the ChannelNet business. This agreement provides in part that we will issue to that individual shares of our common stock based on the future earnings of the ChannelNet business.



NORWEB



     Teltran has entered into an agreement with Norweb Telecom, a national telecommunications network operator in the United Kingdom. As a result of this relationship, traffic can originate in the United Kingdom and Ireland for worldwide distribution over Teltran's Internet telephony network. Furthermore, traffic originating in other parts of the world can also be terminated in the U.K. Teltran and Norweb are exploring additional ways to take joint advantage of their geographic reach, technical expertise and distribution capabilities to offer additional services and to reach additional customers.

INTERNET PORTAL



     Because it presented an opportunity that could be accomplished inexpensively, in February 1999 we instituted a web portal. A portal is a website which enables the user to access various other web sites without multiple steps, therefore saving the user time. We believe that maintaining an Internet portal will assist us in establishing a presence as an Internet service provider. While maintaining a website is not related to our Internet telephony business, we believe creating an Internet environment will enhance the brand recognition of the "Teltran" name and could potentially establish us as a well-regarded Internet brand. Our Internet portal contains direct links to many commercial sites. Recently, we provided access to brokerage firms through the portal and anticipate receiving payment from brokerage firms utilizing this service based on customers' business introduced to the brokerage firm through the portal. We have affiliate arrangements with retailers under which we will receive a percentage of revenues generated by consumers accessing the site through our portal. We propose to sell advertising on our website if the "hits" or number of times the website is visited exceeds 1,000,000 hits per month. Based on current level of hits, we believe we will achieve the proposed number of "hits" by early winter.



     Teltran now offers unlimited Internet access service for retail customers via the www.Teltran.com web portal. Customers may sign up for a personal dial-up Internet account which includes unlimited Internet usage, an e-mail account, a personal home page and other features. Customers may also sign up for dedicated connection accounts featuring high-speed access to the Internet. Advanced features also include custom web site design and development services, web hosting, and e-commerce solutions. Teltran will also offer Internet fax capability.



     We are also engaged in additional activity through our web portal. We have finalized an arrangement with Antra Music Group Ltd., a subsidiary of a principal shareholder, to establish a website, http:// www.recordstogo.com, for the sale of music. Initially this website will be utilized as a vehicle to sell records belonging to an unaffiliated third party. We expect www.recordstogo.com, to increase our revenues through the sale of records, advertisements and music merchandise and to also attract more traffic to our web portal through cross linking.


SEASONALITY

     Our Internet telephony business is not subject to seasonal variations in volume of calls. However, our Internet portal experienced a decline in traffic during the summer of 1999, as compared to the preceding months. Management believes that the decline is due largely to the increased amount of time many Internet users spend outdoors during the warmer weather.

                            DESCRIPTION OF PROPERTY


     Our executive offices are located at One Penn Plaza, New York, New York 10119, where we lease approximately 2,400 square feet through February 28, 2003. The annual base rental for this space is approximately $90,000. ChannelNet occupies an office at Enterprise House, 15 Whitworth Street West, in Manchester, U.K. The facility is leased by the former stockholder of ChannelNet, which is obtaining an assignment of the lease for the premises to ChannelNet.


                               LEGAL PROCEEDINGS


     In June 1999 an action was commenced against us in the United States District Court for the Southern District of New York entitled: Silverman et.al.
v. Spectratek, Inc. et. al. The plaintiffs included, Steven Silverman, Joseph P. Mallon, Scott Broadbent. The defendants included Spectratek, Inc., one of our predecessors, and Byron Lerner, our chief executive officer.



     The plaintiffs claim that Spectratek issued and caused to be issued misleading statements concerning the status of various contracts Spectratek was prepared to enter into. As a result of these statements, the plaintiffs purchased 156,000 shares of Spectratek's stock and suffered damages of an unspecified amount. Teltran denies all liabilitiy since it had actually entered into arrangements that were not consummated due to its financial condition at the time. We do not believe we have any liability to the plaintiffs and will vigorously defend this action. We have made a motion to dismiss this action, which was granted in October 1999. The plaintiffs have been granted leave to file an amended complaint.



     We are not aware of any other legal proceedings, or pending legal proceedings, to which we are party or to which our property is subject. However, in an unrelated matter, a claim has been made by a corporation for $304,000 representing amounts advanced on our behalf to a potential reseller of telecommunications time to us. This amount was to be held in escrow until commencement of the contract between ourselves and the reseller by an agent appointed by the potential reseller. The contract was aborted and the escrow agent failed to return the escrow funds. The claimant has requested the payment of the amount advanced with interest and alternately a participation in revenues which it believed arose from the relationship with the reseller. The claimant has failed to respond to our communications for the past several months.


                                   MANAGEMENT




Our directors and executive officers are:



             NAME               AGE                                    POSITION
------------------------------  ---   ---------------------------------------------------------------------------
Byron R. Lerner...............  55    President, Chief Executive Officer and Director
James E. Tubbs................  39    Executive Vice President, Chief Operating Officer and Director
Peter Biagioli................  39    Vice President of Sales and Marketing
Martin Miller.................  59    Director


     Byron R. Lerner has been chief executive officer and president of Teltran since June 1997 and one of our directors since May 1996. Mr. Lerner was Teltran's chief financial officer between May 1996 and June 1997. Between 1993 and 1995, Mr. Lerner was president of International GlobalCom, a firm he founded which engaged in the resale of domestic and international long distance phone time. From 1990 to 1993
Mr. Lerner was president of L&S Communications, a reseller of domestic and international long distance telephone time.

     James E. Tubbs has been our executive vice president and a director since May 1996. Between 1994 and 1995, Mr. Tubbs was president of OmniCom, a reseller subsidiary of UniDial. From 1984 through May 1996 he was employed as an executive in various entities controlled by Brent Musburger, the sports broadcaster. Simultaneously Mr. Tubbs was employed in various capacities as an executive in sports and entertainment matters by the networks which engaged
Mr. Musburger.

     Peter Biagioli has been our vice president of sales and marketing since 1997. From February 1988 to January 1997 Mr. Biagioli was vice president of worldwide commercial development for the Manifest Division TNT Express Worldwide. During the period November 1982 to January 1988 he was employed by Avis Rent A Car System Inc. and was a regional sales manager for the New York Metropolitan market.

     Martin Miller has been a Teltran director since November 1995. Mr. Miller, for the past five years, has been a manager of corporate finance for Millport Ltd., presently a Bahamian based advisor of foreign investors.

                             EXECUTIVE COMPENSATION

     We have retroactively adjusted the information in this section to reflect the five percent stock dividends to holders of record on June 3, 1999 and September 1, 1999.


     Our chief executive officer received the below listed compensation during the fiscal year ended December 31, 1998. No other executive officer's compensation exceeded $100,000 during that year.


                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                       COMPENSATION AWARDS
                                                                                       -------------------
                                                                                          SECURITIES
                    NAME AND PRINCIPAL POSITION                       YEAR   SALARY    UNDERLYING OPTIONS
--------------------------------------------------------------------  ----   -------   -------------------
Byron E. Lerner                                                       1998   $88,000      496,127 shares
   President and Chief Executive Officer............................  1997    37,500          --

     All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. The board of directors annually elects executive officers to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.


OPTION PLAN



     We have adopted our 1998 Stock Option Plan for our officers, employees and consultants and for those of any of our subsidiaries. The option plan authorizes the grant of options to purchase 3,307,500 shares of our common stock after giving effect to our stock dividends. Options to purchase all 3,307,500 shares have been granted.



     The option plan is administered by the board of directors. In general, the board, or a committee of the board, is empowered to select the persons to whom options would be granted and to determine, subject to the terms of the option plan, the number, the exercise period and other provisions of the options. The options granted under the option plan are exercisable in however many installments as may be provided in the grant.



     Options granted to employees may either qualify as incentive stock options under the Internal Revenue Code or be non-qualified options. The board may determine the exercise price provided that, in the case of qualified options, the price may not be less than 100% of the fair market value of our common stock at the date of grant. In the case of qualified options granted to holders of 10% of or more the voting power of our stock, the price may not be less than 110% of the fair market value of our common stock at the date of grant. The aggregate fair market value, determined at the time the option is granted, of stock with respect to which qualified options become exercisable for the first time in any year cannot exceed $100,000.



     The options are evidenced by a written agreement containing the above terms and other terms and conditions consistent with the option plan as the board of directors may impose. Each option, unless sooner terminated, shall expire no later than ten years or, in the case of qualified options granted to holders of 10% or more of the voting power of our stock, five years from the date of the grant, as the board of directors may determine. The board of directors has the right to amend, suspend or terminate the option plan at any time, provided, however, that unless ratified by our stockholders no amendment or change in the option plan will be effective for limited matters including increase in the total number of shares which may be issued under the option plan or extending the term of the option plan.


                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                              NUMBER OF SHARES
                                              UNDERLYING OPTION GRANT   EXERCISE PRICE   EXPIRATION DATE
                                              -----------------------   --------------   ----------------
Byron Lerner................................          220,500               $  .33       December 8, 2008
                                                       91,877                 1.51       December 8, 2008
                                                       91,875                 2.59       December 8, 2008
                                                       91,875                 4.31       December 8, 2008
James Tubbs.................................          220,500               $  .33       December 8, 2008
                                                       91,877                 1.51       December 8, 2008
                                                       91,875                 2.59       December 8, 2008
                                                       91,875                 4.31       December 8, 2008

                         AGGREGATE OPTION EXERCISES IN
                        LAST FISCAL YEAR AND FISCAL YEAR
                               END OPTION VALUES

     The table below provides information concerning stock option exercises during the fiscal year ended December 31, 1998 and the value of unexercised options at the end of that fiscal year.

                         AGGREGATED OPTION EXERCISES IN
                        LAST FISCAL YEAR AND FISCAL YEAR
                               END OPTION VALUES


                                                         NUMBER OF SHARES UNDERLYING    VALUE OF UNEXERCISED IN
                                                           UNEXERCISED OPTIONS AT          THE MONEY OPTIONS
                                 SHARES                        FISCAL YEAR END         -------------------------
                                ACQUIRED ON   VALUE      ---------------------------                    NON
NAME                            EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   EXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -----------
Byron Lerner..................      None        None         None         496,125          None        $29,000

     The value of the in-the-money options is based on the market price of our common stock on December 31, 1998.

     On January 31, 1999 we issued options to purchase an additional 876,488 shares of common stock at $.51 per share exercisable immediately. Of these options 275,625 were issued to each of Messrs. Lerner and Tubbs and Martin Miller, one of our directors. In May 1999 we granted options to purchase an additional 1,102,500 shares of our common stock at $3.49 per share. Of these, options to purchase 275,625 shares were issued to each of Byron Lerner, James Tubbs and Martin Miller. All the options granted in 1999 vested immediately.

EMPLOYMENT AGREEMENTS



     We have entered into an employment agreement with Byron Lerner to serve as our president and chief executive officer. The agreement is for a term of 37 months commencing March 1, 1999 and unless notice of non-renewal is given at the end of first thirteen months or any later year, the term of the agreement is extended for an additional year period. Mr. Lerner is to receive a base annual salary of $150,000 until August 1999 when the salary increases to $180,000. Starting in the second year of the agreement on April 1, 2000 the salary increases to $189,000 or $200,000 if the net income as defined in the agreement is at least $200,000. After that, the salary increases at the rate of ten percent per annum. The agreement provides for a bonus pool which shall be equal to 15% of net income as defined in the agreement of which Mr. Lerner will receive a maximum of six percent (6%) of the pool. Mr. James Tubbs, Teltran's executive vice president and chief operating officer, has entered into an identical agreement with us.


                              CERTAIN TRANSACTIONS

     Information in this section is retroactively adjusted to reflect the five percent stock dividend to holders of record on June 3, 1999 and September 1, 1999.

     During and prior to 1998 an affiliate of Byron Lerner and James Tubbs each advanced $50,000 to us. In 1998 all these advances were converted into 551,250 shares of our common stock. All these advances were interest free. Mr. Lerner has advanced approximately an additional $13,000 to us in 1998 and received an additional 71,662 shares of common stock.


     In April 1999, we and Antra Holding Group Inc. exchanged shares of each other's stock. We own 2,000,000 shares of Antra's common stock and Antra owns 2,205,000 shares of our common stock. Antra is a public company engaged through subsidiaries in the music business. As a result of the transaction Antra may be deemed a principal stockholder of Teltran.



     We have entered into an agreement with Antra which requires an adjustment in the shares delivered in connection with the above-described exchange. If on the first business day of the year 2000 either Antra's shares or our shares are trading less than 20% below the market price of the other party's shares, the party whose shares are trading lower must issue additional shares to the other party.


     We are also completing arrangements to form a joint venture corporation with a subsidiary of Antra to market records with Antra through a website to be established on the Internet using our portal. This new corporation will be owned equally by Antra and ourselves. We each will be equally responsible for funding and share equally in losses and profits. This venture initially will market records owned by an independent third party.


     As of May 1999 we acquired all the shares of Omni Communications Inc. This company is an authorized agent of UniDial Communications. We issued 126,788 shares of our common stock to the sellers, of which James Tubbs received 110,250 shares. Mr. Tubbs is an officer and director of Teltran. We did not obtain a fairness opinion.

RECENT SECURITIES TRANSACTIONS



     On August 16, 1999, in exchange for 94,500 shares of our common stock, we acquired all of the outstanding shares of Channelnet Ltd. common stock, effective June 1, 1999. Channelnet has been providing premium-rate telecommunications services to customers in the United Kingdom as well as being an OzEmail affiliate in the United Kingdom and Ireland. It has also received indication that upon presentation of a proper plan, it will be appointed an affiliate in Turkey, Greece, Cyprus, Turkish Republic of North Cyprus, and India. Upon the closing of the acquisition, Byron Lerner and James Tubbs, officers and directors of Teltran, became directors of ChannelNet.



     In June 1999 we issued a total of 332,324 shares of common stock in connection with a private placement of our securities. Five investors acquired 326,024 shares at $3.81 per share. If the price of our common stock is selling below specified levels after the offering, we may have to issue additional shares to these investors. The purchasers of 286,650 of the shares are required to purchase an additional number of shares after this registration statement is declared effective provided that there is no material change in our company. An additional 6,300 shares were issued to a finder and an additional 815,355 warrants to purchase our common stock at $5.71 per share were issued to finders.



     In April, 1999 we agreed to issue options to purchase shares of our common stock to Corrie Ltd. and Craighouse Ltd. if their assistance proved successful in obtaining international communication arrangements. These options, if issued, may entitle the holder or holders to purchase an aggregate maximum of 551,250 shares of common stock. While the conditions for these options have not occurred, we believe there is a strong possibility that these options will be issued. Neither of these entities or their principals are related to Teltran.


                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, as of November 10, 1999, information concerning the beneficial ownership of our common stock and as adjusted by any sale by


     o each person who beneficially owns more than five percent of our outstanding common stock,

     o each of our directors,

     o each of the executive officers named in the summary compensation table,

     o all our directors and executive officers as a group and

     o each selling stockholder


     Information in the table reflects our recent 5% dividends to stockholders of record on June 3, 1999 and September 1, 1999. Share ownership includes both shares beneficially owned and shares a person has the right to acquire under any option or warrant which is presently exercisable or which may be exercised within sixty days. In the case of the ownership of holders who are not officers or directors or 5% owners, the table may not include free trading shares which the holders may acquire.

     In the following table:


     o the number reported in the column headed "shares offered" credited to each of Byron Lerner, James Tubbs and Peter Biagioli includes shares subject to options not exercisable within sixty days, which is why these shares are not included in the column reporting "shares beneficially owned."


     o the number of shares reported as "beneficially owned" by each of Autostat Anstalt Schaan, Balmore Funds, Nesher, Inc. and Berkeley Group Ltd. includes the number of shares set forth in column A, below, which were purchased by each of them at $4.00 per share. The "beneficially owned" numbers also include additional shares we may require each of these people to purchase at a price to be determined after this date. The shares listed below in column B represent the maximum number of shares that we could issue to each person. In addition, the table includes shares that may be issued to each of these persons subsequent to this date as an adjustment if the price of our common stock falls below a specified price. These shares are indicated in column C below.


                                                                 A           B          C
                                                             ----------  ---------  ----------
Autostat Anstalt Schaan....................................     115,809     96,508     115,914
Balmore Funds S.A..........................................     115,809     96,508     115,914
Nesher, Inc................................................      18,529     15,441      18,529
Berkeley Group Ltd.........................................      37,059     30,883      37,058



     If additional shares are not purchased, however, or the number of shares sold is less than the number of shares listed in column B, the balance of the shares will be returned to us. Likewise, if there is no adjustment or an adjustment for a fewer number of shares is made, the shares listed in column C, or any lesser balance of them, will be returned to us.



     o with regard to the shares reported as "beneficially owned" by each of Balmore Funds S.A., J. Hayut, Hyett Capital Ltd, Talbiya B. Investments Ltd. and Libra Finance S.A., the reported numbers include shares of common stock we may issue under warrants and shares issued as fees in connection with the transaction described above. The numbers of shares included are set forth in column A below. The values in the "beneficially owned" column also include the shares of common stock listed in column B, below, which are subject to warrants to be granted if we sell more shares to the investor in the transaction described in the previous bullet point. The shares listed in column C below, represent additional shares that will be issued if we sell more shares to these investors. If we do not sell additional shares, none of the shares referred to in columns B and C will be issued.



                                                                     A         B         C
                                                                  --------  --------  --------
Balmore Funds S.A...............................................   567,744   249,060        --
J. Hayut........................................................    18,529     7,721     1,197
Hyett Capital Ltd...............................................    95,621    39,842       675
Talbiya B. Investments Ltd......................................    89,811    19,922        --
Libra Finance S.A...............................................    21,000        --       420

     Despite its potential ownership of over eight percent (8%) of Teltran's common stock Balmore Funds S.A. has entered into an agreement which limits the number of it may own or acquire at one time to 4.99% of Teltran's outstanding shares.



                                        BEFORE THE OFFERING                         AFTER THE OFFERING
                                     --------------------------                 --------------------------
                                       SHARES       PERCENT OF                    SHARES       PERCENT OF
      IDENTITY OF STOCKHOLDER        BENEFICIALLY    SHARES         SHARES      BENEFICIALLY    SHARES
             OR GROUP                   OWNED       OUTSTANDING     OFFERED        OWNED       OUTSTANDING
-----------------------------------  ------------   -----------   -----------   ------------   -----------
Byron Lerner
   (President, Director)...........    1,148,805         8.6%         --          1,148,805        7.68%
James Tubbs
   (Executive Vice President,
   Director).......................    1,201,726         9.0          --          1,201,726        8.03%
Martin Miller
   (Director)......................      538,650         4.0          --            538,650        3.60%
Peter Biagioli
   (Vice President of
   Sales & Marketing)..............      264,600         2.0          --            264,600        1.77%
Broadford Limited..................      230,423         1.7          230,423            --          --
Staffin Limited....................      230,423         1.7          230,423            --          --
Southern Provinces, Ltd. ..........      230,423         1.7          230,423            --          --
Fir Enterprises Limited............      358,313         2.7          358,313            --          --
Percival Investments Ltd. .........      358,313         2.7          358,313            --          --
Birch Enterprises Limited..........      358,313         2.7          358,313            --          --
World Telecom Ltd. ................      358,313         2.7          358,313            --          --
Calgary Limited....................      330,750         2.5          330,750            --          --
Montaque Securities International
   Ltd. ...........................      280,862         2.1          280,862            --          --
Sumburgh Limited...................      230,423         1.7          230,423            --          --
Salen Limited......................      330,188         2.5          330,188            --          --
Coastal Provinces Ltd. ............      275,625         2.1          275,625            --          --
Aran Limited.......................      175,298         1.3          175,298            --          --
Callanish Limited..................      330,750         2.5          330,750            --          --
Carbost Limited....................      358,313         2.7          358,313            --          --
Carlowey Limited...................      358,313         2.7          358,313            --          --
Craignure Limited..................      220,500         1.6          220,500            --          --
Sleat Limited......................      214,987         1.6          214,987            --          --
Newco Management Services Ltd. ....      220,500         1.6          220,500            --          --
Brodick Limited....................      358,313         2.7          358,313            --          --
Austost Anstalt Schaan.............      328,125         2.5          328,125            --          --
Balmore Funds S.A. ................    1,174,929         8.8        1,174,929            --          --
   Trident Chambers, P.O. Box 146
   Road Town Tortola
   British Virgin Islands
Nesher, Inc. ......................       52,500         0.4           52,500            --          --
United Securities..................       56,250         0.4           56,250            --          --
Berkeley Group Ltd. ...............      105,000         0.8          105,000            --          --
Libra Finance S.A. ................       22,638         0.2           22,638            --          --
J. Hayut...........................       30,319         0.2           30,319            --          --

                                        BEFORE THE OFFERING                         AFTER THE OFFERING
                                     --------------------------                 --------------------------
                                       SHARES       PERCENT OF                    SHARES       PERCENT OF
      IDENTITY OF STOCKHOLDER        BENEFICIALLY    SHARES         SHARES      BENEFICIALLY    SHARES
             OR GROUP                   OWNED       OUTSTANDING     OFFERED        OWNED       OUTSTANDING
-----------------------------------  ------------   -----------   -----------   ------------   -----------
Hyett Capital Ltd. ................      137,759         1.0          137,759            --          --
Talbiya B. Investments Ltd. .......      109,864         0.8          109,864            --          --
Antra Holding Group Inc. ..........    2,205,000        16.5               --     2,205,000       14.74%
   1515 Locust Street,
   Philadelphia, PA 19102..........
All Officers and Directors
   (4 persons).....................    3,238,306        24.2               --     3,238,306       21.64%


     The above assumes all of the shares being offered will be sold. Because the selling stockholders may sell all, some or none of the shares that he, she or it holds, the actual number of shares that will be held by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

                              PLAN OF DISTRIBUTION


     The selling stockholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest may sell the shares from time to time. These sales may be made on the over-the-counter market or foreign securities exchange, in privately negotiated transactions or otherwise or in a combination of transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale in compliance with Section 4(1) of the Securities Act or Securities and Exchange Commission Rule 144 may be sold under those provisions rather than by means of this prospectus. Among other ways, the shares may be sold in one or more of the following types of transactions:


     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;


     o purchases by a broker or dealer as principal and resale by that broker or dealer for its account by means of this prospectus;



     o an exchange distribution in accordance with the rules of an exchange;


     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.


     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered in connection with this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered in connection with this prospectus, which the broker-dealer may resell by means of this prospectus. The selling stockholders may also pledge the shares registered in connection with this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares by means of this prospectus.



     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.



     Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of these other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through that dealer or broker.



     Each of the selling shareholders has executed an agreement according to which they confirm the method of distribution set forth in this prospectus and agree not to sell the shares if the associated registration statement is not current.



     We have advised the selling stockholders that during if at any time they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Exchange Act. The selling shareholders have acknowledged this advice by separate agreement in which they have agreed to comply with that regulation. In general, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. What constitues a "distribution" is defined in the rules as an offering of securities that is distinguished from ordinary trading activities and depends on the "magnitude of the offering and the presence of special selling efforts and selling methods." Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.



     It is anticipated that the selling stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time by means of this prospectus, those sales, or the possibility of them, may have a depressive effect on the market price of our common stock.


                           DESCRIPTION OF SECURITIES

GENERAL


     We are authorized to issue 50,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of November 10, 1999, 13,378,383 shares of common stock were outstanding after giving effect to our five percent (5%) stock dividends. No shares of preferred stock are currently outstanding.



COMMON STOCK



     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for those dividends.



     In the event of our liquidation, dissolution or the winding up of our business, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights. There are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.



PREFERRED STOCK



     Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with whatever designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized, under particular circumstances, as a method of discouraging, delaying or preventing a change in control. Although we currently do not intend to issue any shares of preferred stock, there can be no assurance that we will not do so.

TRANSFER AGENT


     The transfer agent for the common stock is North American Transfer Co., 147 Merrick Road, Freeport, New York 11520.

                                 LEGAL MATTERS


     The validity of the securities being offered by means of this prospectus will be passed upon for us by Parker Duryee Rosoff & Haft, A Professional Corporation, New York, New York. Michael D. DiGiovanna, a shareholder in Parker Duryee Rosoff & Haft, has been elected to serve as a member of our Board of Directors subject to our qualifying for listing on the American Stock Exchange. There can be no assurance that we will be listed on that exchange.


                                    EXPERTS


     Our financial statements as at December 31, 1997 and December 31, 1998 included in this prospectus, have been audited by Liebman Goldberg & Drogin LLP, independent certified public accountants as set forth in their report appearing elsewhere in this prospectus. The financial statements are included in this prospectus and in the registration statement in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.



     The financial statements of our subsidiary, ChannelNet, Ltd., included in this prospectus, have been audited by David Nugent & Co., independent certified chartered accountants, as set forth in their report appearing elsewhere in this prospectus. These financial statements are included in this prospectus and registration statement in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.


                              OFFERING INFORMATION


     You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. We have included a brief overview of the most significant aspects of the offering itself in the prospectus summary. However, individual sections of the prospectus are not complete and do not contain all of the information that you should consider before investing in our common stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS

                                    CONTENTS


                                                                                                   PAGE NO.
                                                                                                   ---------
PART I   FINANCIAL INFORMATION

   Report of Independent Auditors................................................................     F-1

   Consolidated Balance Sheets at December 31, 1998 and 1997.....................................     F-2

   Consolidated Statements of Operations for the years
      ended December 31, 1998 and 1997...........................................................     F-3

   Consolidated Statements of Stockholders' Deficit for the years
      ended December 31, 1998 and 1997...........................................................     F-4

   Consolidated Statements of Cash Flows for the years
      ended December 31, 1998 and 1997...........................................................     F-5

   Notes to Consolidated Financial Statements....................................................  F-6--F-11

   Consolidated Balance Sheets at September 30, 1999 and 1998....................................    F-12

   Consolidated Statements of Operations for the nine months
      ended September 30, 1999 and 1998..........................................................    F-13

   Consolidated Statements of Cash Flows for the nine months
      ended September 30, 1999 and 1998..........................................................    F-14

   Notes to Consolidated Financial Statements....................................................    F-15

   Notes to Unaudited Pro Forma Consolidated Statement of Operations.............................    F-16

   Unaudited Pro Forma Consolidated Statement of Operations......................................    F-17

                               CHANNELNET LIMITED
                              FINANCIAL STATEMENTS
                 FOR THE PERIOD 13TH MAY 1999 TO 31ST MAY 1999

                                    CONTENTS

                                                                                                   PAGE NO.
                                                                                                   ---------
Company Information..............................................................................    F-18
Directors' Report................................................................................    F-19
Director's Responsibilities......................................................................    F-20
Auditors' Report.................................................................................    F-21
Profit and Loss Account..........................................................................    F-22
Balance Sheet....................................................................................    F-23
Notes............................................................................................  F-24--F-25

The following page does not form part of the statutory accounts

Detailed trading and profit and loss account....................................................  Appendix 1

                         LIEBMAN GOLDBERG & DROGIN LLP
                          Certified Public Accountants
                         591 Stewart Avenue, Suite 450
                          Garden City, New York 11530
                                 -------------
                               Tel (516) 228-6600
                               Fax (516) 228-6664

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Teltran International Group, Ltd. and Subsidiaries

     We have audited the consolidated balance sheets of Teltran International Group, Ltd. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teltran International Group, Ltd. and Subsidiaries as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

February 22, 1999
Garden City, New York

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                                                                   1998           1997
                                                                               ------------   ------------
                                   ASSETS
Current Assets:
   Cash......................................................................  $      5,389   $      3,646
   Accounts receivable.......................................................        94,296             --
   Deferred financing costs--net of amortization.............................        19,797             --
                                                                               ------------   ------------
      Total current assets...................................................       119,482          3,646
                                                                               ------------   ------------
Other Assets:
   Goodwill--net of amortization.............................................        37,588         40,273
   Organization expense--net of amortization.................................            98            218
                                                                               ------------   ------------
      Total other assets.....................................................        37,686         40,491
                                                                               ------------   ------------
      Total assets...........................................................  $    157,168   $     44,137
                                                                               ------------   ------------
                                                                               ------------   ------------

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
   Convertible debentures payable............................................  $    180,488   $         --
   Loan payable..............................................................        50,000         50,000
   Due to factor.............................................................        65,193             --
   Accounts payable, accrued expenses and taxes payable......................       104,581         35,081
   Corporation taxes payable.................................................           100            488
                                                                               ------------   ------------
      Total current liabilities..............................................       400,362         85,569
                                                                               ------------   ------------
Long-Term Liabilities:
   Notes payable.............................................................            --        250,000
   Loans payable--stockholders'..............................................         1,245         10,880
                                                                               ------------   ------------
      Total long-term liabilities............................................         1,245        260,880
                                                                               ------------   ------------
      Total liabilities......................................................       401,607        346,449
                                                                               ------------   ------------
Commitments and Contingencies
Stockholders' Deficit:
   Preferred stock, $.001 par value per share, 5,000,000 shares authorized and -0- shares issued and outstanding..................................
   Common stock, $.001 par value per share, 50,000,000 shares authorized and
      7,697,295 and 915,637 shares issued and outstanding in 1998 and 1997
      respectively...........................................................         7,697            916
   Additional paid in capital in excess of par value.........................     2,002,359      1,501,928
   Deficit...................................................................    (2,254,495)    (1,805,156)
                                                                               ------------   ------------
      Total stockholders' deficit............................................      (244,439)      (302,312)
                                                                               ------------   ------------
      Total liabilities and stockholders' deficit............................  $    157,168   $     44,137
                                                                               ------------   ------------
                                                                               ------------   ------------

                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                            1998        1997
                                                                          ---------   ---------
Revenues:
   Sales................................................................  $ 535,197   $      --
Cost of Sales:
   Purchases............................................................    244,832          --
                                                                          ---------   ---------
Gross profit............................................................    290,365          --
                                                                          ---------   ---------

Expenses:
   Salaries.............................................................    143,356     371,379
   Outside services.....................................................    271,850     112,032
   Professional fees....................................................     49,531      21,274
   Fees--other..........................................................      9,384       1,003
   Payroll taxes........................................................     14,878      28,386
   Leasing expense......................................................     11,446          --
   Travel...............................................................     93,701      21,219
   Insurance............................................................     28,863      33,573
   Rent.................................................................     48,834      36,532
   Office expense.......................................................      3,435     170,618
   Miscellaneous........................................................      3,908       4,275
   Telephone............................................................      6,088      27,369
   Amortization expense.................................................     24,083         120
                                                                          ---------   ---------
      Total expenses....................................................    709,357     827,780
                                                                          ---------   ---------
Loss from operations....................................................   (418,992)   (827,780)
Interest expense........................................................     29,959          --
                                                                          ---------   ---------
Loss before provision for income taxes..................................   (448,951)   (827,780)
Provision for income taxes..............................................        388         464
                                                                          ---------   ---------
Net loss................................................................  $(449,339)  $(828,244)
                                                                          ---------   ---------
                                                                          ---------   ---------
Net loss per share of common stock based upon 7,697,295 and 915,637
   (weighted average) shares issued, respectively.......................  $   (0.06)  $   (0.90)
                                                                          ---------   ---------
                                                                          ---------   ---------

                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                        COMMON STOCK          CAPITAL
                                                   ----------------------   IN EXCESS OF
                                                     SHARES       AMOUNT     PAR VALUE        DEFICIT
                                                   -----------   --------   -------------   -----------
Balance--March 1, 1996...........................    5,145,491   $  5,145    $   588,550    $  (550,478)
   March, 1996 Teltran Merger....................   10,000,000     10,000
   July, 1996 issuance of 3,166,667 shares.......    3,166,667      3,167        946,833
   Adjustment re: merger elimination entries.....                                                31,273
   Net loss for the year.........................                                              (457,707)
                                                   -----------   --------    -----------    -----------
Balance--January 1, 1997.........................   18,312,158     18,312      1,535,383       (976,912)
   Adjustment re: promissory note................                                (50,851)
   Reverse stock split 1:20 - December 1,
      1997.......................................  (17,396,521)   (17,396)        17,396
   Net loss for the year.........................                                              (828,244)
                                                   -----------   --------    -----------    -----------
Balance--December 31, 1997.......................      915,637        916      1,501,928     (1,805,156)
   Issuance of shares in consideration of joint
      venture termination........................    6,000,000      6,000        284,000             --
   Issuance of shares re: conversion of debt.....      281,658        281        116,931             --
   Issuance of shares re: payment of
      stockholder's loans........................      500,000        500         99,500             --
   Net loss for the year.........................           --         --             --       (449,339)
                                                   -----------   --------    -----------    -----------
Balance--December 31, 1998.......................    7,697,295   $  7,697    $ 2,002,359    $(2,254,495)
                                                   -----------   --------    -----------    -----------
                                                   -----------   --------    -----------    -----------

                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                        1998        1997
                                                                                      ---------   ---------
Cash Flows from Operating Activities:
Net loss............................................................................  $(449,339)  $(828,244)
Adjustment to reconcile net loss to net cash (used in) operating activities:
   Amortization expense.............................................................     24,083         120
   (Increase) in accounts receivable................................................    (94,296)         --
   (Increase) in deferred financing costs...........................................    (55,875)         --
   Cash advances from factor (net of repayments)....................................     65,193          --
   Increase in accounts payable and accrued expenses................................     69,112       5,613
                                                                                      ---------   ---------
      Net cash (used in) operating activities.......................................   (441,122)   (822,511)
                                                                                      ---------   ---------
Cash Flows from Financing Activities:
   Issuance of convertible debentures...............................................    180,488          --
   Cash received from issuance of common stock......................................         --     602,300
   Conversion of convertible debenture--stock issued................................    119,512          --
   (Decrease) in loan payable.......................................................    (50,000)         --
   Proceeds from loan payable.......................................................     50,000          --
   (Decrease) in notes payable......................................................   (250,000)         --
   Decrease in loans payable--stockholders'.........................................    102,865          --
   Issuance of stock for notes payable..............................................    290,000          --
   Cash received as advances from investors.........................................         --     199,149
                                                                                      ---------   ---------
      Net cash provided by financing activities.....................................    442,865     801,449
                                                                                      ---------   ---------
Net increase (decrease) in cash.....................................................      1,743     (21,062)
Cash--January 1,....................................................................      3,646      24,708
                                                                                      ---------   ---------
Cash--December 31,..................................................................  $   5,389   $   3,646
                                                                                      ---------   ---------
                                                                                      ---------   ---------
Supplemental Disclosures:
   Income tax.......................................................................  $     625   $     464
                                                                                      ---------   ---------
                                                                                      ---------   ---------
   Interest paid....................................................................  $  29,959   $      --
                                                                                      ---------   ---------
                                                                                      ---------   ---------

                       See notes to financial statements.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

NOTE 1--OPERATIONS:

   Nature of Business:

     Teltran International Group, Ltd. through its wholly owned Subsidiary Teltran International, Inc. (the "Company") provides services for state of the art telecommunications.

     Effective March 1, 1996, the shareholders of Teltran International Inc. ("the Subsidiary"), a Delaware corporation, completed a stock exchange with Spectratek Inc., a Utah corporation, whereby all the common shares of the subsidiary, were exchanged for 10,000,000 common shares of Spectratek, par value $.001. The 10,000,000 shares represented approximately 67% of the then total issued and outstanding 15,145,491 shares of Spectratek Inc.

     On October 6, 1997, Spectratek merged with Teltran International Group, Ltd., a newly formed Delaware corporation with the surviving entity.

     Except as otherwise indicated by the context, references to "the Company" refer to Teltran International Group, Ltd. and the subsidiary.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Principles of Consolidation:

     The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.

   Development Stage Activities and Operations:

     Prior to April 1998, the Company was a development stage activity. Since the Company now has continuing business revenues, comparative financial information does not include losses accumulated during the development stage period not part of the financial statement period.

     At December 31, 1998, the Company has a net operating loss carryforward of approximately $2,254,000 after limitations based on changes in ownership.

     Basic loss per share was computed by dividing the Company's net loss by the weighted average number of common shares outstanding during the period. There is no presentation of diluted loss per share as the effect of common stock options, warrants and convertible debt amounts are antidilutive. The weighted average number of common shares used to calculate loss per common share during 1998 and 1997 was 7,697,295 and 915,637 respectively.

     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement established standards for computing and

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1998

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED) presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was retroactively applied to the 1997 loss per share but did not have any effect.

   Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

   Fair Value of Financial Instruments:

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. The carrying value of cash, cash equivalents, accounts receivable and notes payable approximates fair value.

   Impairment of Long-Lived Assets:

     The Company has not completed it's evaluation of the adoption of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." However, management believes any such effect will not be material.

   Revenue Recognition:

     Telecommunication revenues from services provided are recognized and billed as services are performed.

   Major Customer:

     During the year ended December 31, 1998, approximately 70% of the company's revenue was from one customer. Also, 65% of accounts receivable are from this customer who also was factored.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1998

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)
   Goodwill:

     Goodwill is stated at cost and is amortized on a straight line basis over a life of 15 years. Amortization expense is $2,685, for the year ended
December 31, 1998.

   Stock Options:

     The Company recognizes compensation for stock options granted to employees in accordance with Accounting Principles Board Opinion No. 25.

NOTE 3--NOTES RECEIVABLE:

In July 1996, the Company issued 3,166,667 shares of common stock to investors for the sum of $950,000. During the year ended December 31, 1996, the Company received $347,700 and the balance of $602,300 was received during the year ended December 31, 1997.

NOTE 4--DUE TO FACTOR:

     In May 1998, the Company entered into a factoring agreement; financing the accounts receivable of their major customers. At December 31, 1998, the outstanding balance due to the factor, represents approximately 70% of the customers' open balance. Advances from the factor totaled $509,036 (before customer repayments) from May, 1998 to December, 1998 and were used to pay operating expenses as well as vendor purchases. In February 1999, the Company terminated the factoring agreement and paid the outstanding balance in full.

NOTE 5--NOTES PAYABLE:

     In August 1998, the Company issued $300,000 of convertible debentures due August 14, 1999 to non-related parties. The debentures accrued interest at 10%. The debentures are convertible into the Company's stock at $1.25 or 70% of the lowest closing bid price of the common stock, 30 trading days preceding the conversion date. During the period August through December 1998, $119,512 of debentures were converted to 269,158 shares of common stock. In connection with the transaction, the Company issued 30,000 warrants to purchase 30,000 shares of common stock at $1.25 per share. Financing costs of this transaction were deferred, and are being amortized to the convertible debentures maturity date.

     Prior to 1998, the Company received a loan in the amount of $50,000. The loan was from a non-related party (Fiscal Concepts, Inc.) and the note stated that no interest was to be paid. During 1998, the repayment due date was extended. The loan is due upon notification from the maker or upon the anniversary date of the renegotiation. Since it is anticipated that this loan will be repaid within one year and there is not interest due; imputed interest in accordance with APB#21 has not been calculated.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1998

NOTE 5--NOTES PAYABLE:--(CONTINUED)
     In November 1997, the Company entered into a joint venture agreement with a group of unrelated foreign investors which provided for their participation of future profits of the Company in return for cancellation of indebtedness. In June 1998, the Company issued on aggregate of 6,000,000 shares to these investors in consideration of the termination of the joint venture.

NOTE 6--STOCKHOLDERS' DEFICIT:

     During the period August 1998 to December 31, 1998, the Company issued 269,158 shares of its common stock upon the conversion of $119,512 of the debentures referred to in Note 5.

     The Company also issued 500,000 shares of its common stock to related parties of an officer and an officer as repayment of $100,000 advanced to the Company during the year.

     The Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share". The Statement established standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. The Statement was retroactively applied to the 1997 loss per share but did not have any effect.

     Upon completion of the reincorporation on October 6, 1997, the Company's capitalization consisted of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. On December 1, 1997, the shareholders approved a reverse one for twenty common stock split.

NOTE 7--COMMITMENTS AND CONTINGENCIES:

     The Company was a development stage company and had no significant revenues and limited financing during the first three months of 1998. Additionally, the Company, as shown in the accompanying consolidated financial statements, has an accumulated deficit of $2,254,495 at December 31, 1998 and incurred a net loss of $449,339 during the year ended December 31, 1998. Subsequent to June 30, 1998, the Company is no longer a development stage company since revenues are continuing.

     The Company rents its facility under a lease agreement through August 31, 2003.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1998

NOTE 7--COMMITMENTS AND CONTINGENCIES:--(CONTINUED)
     Future minimum lease payments under these agreements for the years ended December 31, are as follows:

1999............................................................  $ 90,500
2000............................................................    90,500
2001............................................................    90,500
2002............................................................    98,644
2003............................................................    98,644
                                                                  --------
                                                                  $468,788
                                                                  --------
                                                                  --------

     Rent expense for the years ended December 31, 1998 and 1997 was $48,834 and $36,532, respectively.

NOTE 8--STOCK COMPENSATION PLAN:

     During the year ended December 31, 1998, the company granted 1,180,000 stock options, with a life of 10 years, to certain officers/directors, employees and non-employees that may be exercised at prices ranging from $.375 to $5.00 per share. Subsequent to December 31, 1998, the Company pursuant to the plan, granted 795,000 additional stock options, also with a 10 year life, to certain employees and non-employees that may be exercised at a price of $.59 per share. These options vested immediately upon the date of issuance.

     The following table summarizes certain information relative to stock options:

                                                                                WEIGHTED AVERAGE
INCENTIVE STOCK OPTIONS                                              SHARES     EXERCISE PRICE
------------------------------------------------------------------  ---------   ----------------
Granted...........................................................  1,180,000        $ 1.69
Exercised.........................................................          0            --
                                                                    ---------
Outstanding--December 31, 1997....................................          0            --
Expired/cancelled.................................................          0            --
Granted...........................................................          0            --
                                                                    ---------
Outstanding--December 31, 1998....................................  1,180,000          1.69
                                                                    ---------
                                                                    ---------
Exercisable--December 31, 1998....................................    497,500          1.69
                                                                    ---------
                                                                    ---------

     The Company recognizes compensation for stock options granted to employees in accordance with APB#25. The Intrinsic value method does not recognize compensation cost in the financial statements when options are granted. Had the Company determined

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1998

NOTE 8--STOCK COMPENSATION PLAN:--(CONTINUED) compensation based on the fair value at the grant date for its stock options, the Company's net loss would have been increased to the pro-forma amounts indicated below:

Net Loss:
   As reported.....................................  $    (449,339)
                                                     -------------
   Pro-forma.......................................  $    (553,514)
                                                     -------------
Net loss per share:
   As reported.....................................  $       (0.06)
                                                     -------------
   Pro-forma.......................................  $       (0.07)
                                                     -------------

NOTE 9--SUBSEQUENT EVENT:

     In January 1999, the Company issued $550,000 principal amount of convertible debentures due to non-related parties. The debentures accrue interest at 10%, and are convertible into the Company's common stock at prices related to market. Subsequent to the issuance of the debentures, all the debentures were converted into shares.

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                                SEPTEMBER 30,   SEPTEMBER 30,
                                                                                    1999            1998
                                                                                -------------   -------------
                                    ASSETS
Current Assets:
   Cash.......................................................................  $     498,048    $    28,297
   Accounts receivable........................................................      1,715,707        223,413
   Investment.................................................................      6,000,000             --
   Prepaid expenses...........................................................        163,350          8,278
   Loans and exchanges........................................................         29,200             --
   Deferred financing costs--net of amortization..............................             --         47,057
                                                                                -------------    -----------
      Total current assets....................................................      8,406,305        307,045
                                                                                -------------    -----------
Fixed Assets:
   Machinery & equipment, net of accumulated depreciation.....................         29,138             --
                                                                                -------------    -----------
Other Assets:
   Goodwill--net of amortization..............................................        222,166         40,273
   Organization expense--net of amortization..................................             23            128
                                                                                -------------    -----------
      Total other assets......................................................        222,189         40,401
                                                                                -------------    -----------
      Total assets............................................................  $   8,657,632    $   347,446
                                                                                -------------    -----------
                                                                                -------------    -----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Convertible debentures payable.............................................  $          --    $   290,000
   Loan payable...............................................................         50,000         50,000
   Accounts payable, accrued expenses and taxes payable.......................        574,078         82,042
   Due to factor..............................................................             --         93,748
   Corporation taxes payable..................................................            100            100
                                                                                -------------    -----------
      Total current liabilities...............................................        624,178        515,890
                                                                                -------------    -----------
Long-Term Liabilities:
   Loans payable--stockholders'...............................................          1,245         19,196
                                                                                -------------    -----------
      Total long-term liabilities.............................................          1,245         19,196
                                                                                -------------    -----------
      Total liabilities.......................................................        625,423        535,086
                                                                                -------------    -----------
Commitments and Contingencies
Stockholders' Equity:
   Preferred stock, $.001 par value per share, 5,000,000 shares authorized and
      -0- issued and outstanding
   Common stock, $.001 par value per share, 50,000,000 shares authorized
      13,371,283 and 6,929,082 issued and outstanding, respectively...........         13,371          6,929
   Additional paid in capital in excess of par value..........................     22,484,841      1,794,292
   Deficit....................................................................    (14,466,003)    (1,988,861)
                                                                                -------------    -----------
      Total stockholders' equity (deficit)....................................      8,032,209       (187,640)
                                                                                -------------    -----------
      Total liabilities and stockholders' equity..............................  $   8,657,632    $   347,446
                                                                                -------------    -----------
                                                                                -------------    -----------

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,


                                                                                        1999        1998
                                                                                     -----------  ---------
Revenues:
   Sales...........................................................................  $ 2,807,749  $ 449,304
   Miscellaneous...................................................................        8,159         --
                                                                                     -----------  ---------
                                                                                       2,815,908    449,304
Cost of Sales:
   Purchases.......................................................................    1,420,009    220,383
                                                                                     -----------  ---------
Gross profit.......................................................................    1,395,899    228,921
                                                                                     -----------  ---------
Expenses:
   Salaries........................................................................      545,746     56,787
   Professional fees...............................................................      227,746    137,486
   Fees other......................................................................       70,039      2,800
   Payroll taxes...................................................................       18,102      5,756
   Leasing expense.................................................................        8,397      8,259
   Travel..........................................................................       86,013     87,825
   Insurance.......................................................................       27,886     16,411
   Rent............................................................................      102,049     41,292
   Office expense..................................................................       21,861     21,032
   Miscellaneous...................................................................       12,538      1,915
   Registration fees...............................................................       12,469         --
   Business development............................................................        2,923         --
   Telephone.......................................................................       52,724      7,688
   Contributions...................................................................        1,450         --
   Advertising.....................................................................        6,505         --
   Amortization expense............................................................        2,302      7,285
                                                                                     -----------  ---------
      Total expenses...............................................................    1,198,750    394,536
                                                                                     -----------  ---------
   Income (loss) from operations...................................................      197,149   (165,615)
      Interest expense.............................................................       36,753     17,703
                                                                                     -----------  ---------
   Income (loss) before provision for income taxes.................................      160,396   (183,318)
   Provision for income taxes......................................................        2,473        387
   Net income (loss)...............................................................  $   157,923  $(183,705)
                                                                                     -----------  ---------
                                                                                     -----------  ---------
   Net income (loss) per share of common stock based upon 11,698,334 and 6,929,082
     (weighted average) shares issued, respectively................................  $      0.01  $   (0.03)
                                                                                     -----------  ---------
                                                                                     -----------  ---------

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,


                                                                                       1999         1998
                                                                                    -----------   ---------
Cash Flows from Operating Activities:
Net Income (loss).................................................................  $   157,923   $(183,705)
Adjustment to reconcile net income (loss) to net cash (used in) operating activities:
   Amortization expense...........................................................        2,302       7,285
   (Increase) in accounts receivable..............................................   (1,619,216)   (223,413)
   (Increase) in loans and exchanges..............................................      (29,200)         --
   (Increase) in prepaid expenses.................................................     (163,350)     (8,278)
   Decrease (increase) in deferred financing costs................................       19,797     (55,875)
   Cash (repayments) received--factor.............................................      (65,193)     93,748
   Increase in accounts payable, accrued expenses and taxes payable...............      469,497      46,573
                                                                                    -----------   ---------
      Net cash (used in) operating activities.....................................   (1,227,440)   (323,665)
                                                                                    -----------   ---------
Cash Flows from Investing Activities:
   Purchase of fixed assets.......................................................      (29,138)         --
                                                                                    -----------   ---------
Cash Flows from Financing Activities:
   (Decrease) Increase of convertible debentures payable..........................     (180,488)    290,000
   (Decrease) in notes payable....................................................           --    (250,000)
   Loans from stockholders and others.............................................           --       8,316
   Conversion of convertible debenture--stock issued..............................      676,319      10,000
   Exercise of warrants...........................................................      244,937     290,000
   Private placement..............................................................    1,008,469          --
                                                                                    -----------   ---------
      Net cash provided by financing activities...................................    1,749,237     348,316
                                                                                    -----------   ---------
Net increase in cash..............................................................      492,659      24,651
Cash January 1....................................................................        5,389       3,646
                                                                                    -----------   ---------
Cash September 30,................................................................  $   498,048   $  28,297
                                                                                    -----------   ---------
                                                                                    -----------   ---------
Supplemental Disclosures:
   Income tax.....................................................................  $       780          --
                                                                                    -----------   ---------
                                                                                    -----------   ---------
   Interest paid..................................................................  $       749          --
                                                                                    -----------   ---------
                                                                                    -----------   ---------

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

1. BASIS OF PRESENTATION

     The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.


     The results of operations for the nine month period ended September 30, 1999 is not necessarily indicative of the results to be expected for the full year.


2. MATERIAL EVENTS

     During the nine months ended September 30, 1999, the following events occurred:

     In the six months ended June 30, 1999, the company issued 1,835,033 shares of common stock which represented the conversion of $850,000 of convertible debentures issued August 1, 1998 and due August 1, 1999. Relating to the same transaction, the company issued 167,500 shares when warrants that were issued as part of the convertible debenture transaction were exercised.


     In June 1999 the company issued 316,499 shares in a private placement transaction; the net proceeds to the company were $1,154,969.


     In April, 1999, Teltran and Antra Holding Group Inc. exchanged shares of their company's shares. Teltran owns 2,000,000 shares of Antra's common stock and Antra owns 2,205,000 shares of our common stock (based upon two 5% stock dividends in June and September 1999). Antra is a public company engaged through subsidiaries in the music business. As a result of the transaction, Antra may be deemed a principal stockholder of Teltran.

     The agreement with Antra requires an adjustment in the shares delivered in connection with the above described exchange if on the first business day of the year 2000 either Antra's shares or our shares are trading less than 20% below the market price of the other party's shares, the party whose shares are trading lower must issue additional share to the other party.

     Both Companies are also completing arrangements to form a joint venture corporation with a subsidiary of Antra, to market records with Antra through a website to be established on the Internet using the Teltran portal. The new corporation will have equal ownership by Antra and Teltran after granting a minority interest to a supplier. Each will be equally responsible for funding and share equally in losses and profits. This venture initially will market records owned by an independent third party.

     In a transaction effective June 1, 1999, the Company issued 94,500 common shares to acquired 100% of Channel Net, Ltd.

     585,000 common shares, representing a previously declared 5% stock dividend, were issued during the quarter ended June 30, 1999.

     675,456 common shares, representing a declared 5% stock dividend, were issued during the quarter ended September 30, 1999.

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED FINANCIAL STATEMENT OF OPERATIONS


     The following unaudited pro forma consolidated financial statement of operations for Teltran International Group, Ltd. and Subsidiaries consists of actual operating results for the nine months ended September 30, 1999 for Teltran and four months ended September 30, 1999 for ChannelNet (acquisition date June 1, 1999 to September 30, 1999). Since the transaction was effected within the quarter ended June 30, 1999, the balance sheet of Teltran includes actual historical financial information of ChannelNet, Ltd. and only a pro forma statement of operations is required.



     In a transaction effective June 1, 1999, Teltran issued 94,500 shares of its common stock to acquire 100% of ChannelNet, Ltd. Teltran will be obligated to issue additional shares based upon earnings generated by the acquired subsidiary during the period September, 1999 through February, 2001.


     The purchase price was determined as follows:

         94,500 common shares @ $2.00 per share = $189,000 (fair market value)

     The purchase price was allocated as follows:

In U. S. Dollars
   Accounts receivable......................................................  $      8,795
   Accounts payable.........................................................        (6,598)
                                                                              ------------
      Net assets............................................................         2,197
   Purchase price...........................................................       189,000
                                                                              ------------
   Goodwill.................................................................  $    186,803
                                                                              ------------
                                                                              ------------

     (a) Amortization of Goodwill:

         $186,803 over a 40 year life = $389/month

               TELTRAN INTERNATIONAL GROUP, LTD. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                           HISTORICAL                  PRO FORMA
                                                    -------------------------   ------------------------
                                                      TELTRAN     CHANNEL NET   ADJUSTMENTS    COMBINED
                                                    -----------   -----------   -----------   ----------
Revenues:
   Sales..........................................  $   420,399   $ 2,387,350     $    --     $2,807,749
   Miscellaneous..................................        8,159                                    8,159
                                                    -----------   -----------     -------     ----------
                                                        428,558     2,387,350          --      2,815,908
Cost of Sales:
   Purchases......................................      354,621     1,016,388                  1,420,009
                                                    -----------   -----------     -------     ----------
Gross profit......................................       73,937     1,370,962          --      1,395,899
                                                    -----------   -----------     -------     ----------
Expenses:
   Salaries.......................................      416,421       129,325          --        545,746
   Professional fees..............................      217,246        10,500          --        227,746
   Fees--other....................................       70,039            --          --         70,039
   Payroll taxes..................................       18,102            --          --         18,102
   Leasing expense................................        8,397            --          --          8,397
   Travel.........................................       81,762         4,251          --         86,013
   Insurance......................................       27,886            --          --         27,886
   Rent...........................................      102,049            --          --        102,049
   Office expense.................................       11,687        10,174          --         21,861
   Miscellaneous..................................        9,144         1,197       2,197         12,538
   Registration fees..............................       12,469            --          --         12,469
   Business development...........................        2,923            --          --          2,923
   Telephone......................................      101,724            --          --         52,724
   Contributions..................................        1,450            --          --          1,450
   Advertising....................................        6,505            --          --          6,505
   Amortization expense...........................          746            --       1,556(a)       2,302
                                                    -----------   -----------     -------     ----------
      Total expenses..............................    1,088,550       155,447       3,753      1,198,750
                                                    -----------   -----------     -------     ----------
Income (loss) from operations.....................   (1,014,613)    1,215,515      (3,753)       197,149
      Interest expense............................       36,753            --          --         36,753
                                                    -----------   -----------     -------     ----------
Income (loss) before provision
   for income taxes...............................   (1,051,366)    1,215,515      (3,753)       160,396
Provision for income taxes........................        2,473            --          --          2,473
                                                    -----------   -----------     -------     ----------
Net income (loss).................................  $(1,053,839)  $ 1,215,515     $(3,753)    $  157,923
                                                    -----------   -----------     -------     ----------
                                                    -----------   -----------     -------     ----------


                                      F-17
insert o files

                               CHANNELNET LIMITED
                              COMPANY INFORMATION
                                   31.5.1999

Incorporated in England on 13th May 1999

Number 3772561

DIRECTORS                                                 B. Lerner Esq. (appointed 16.08.99)
                                                          J. Tubbs Esq. (appointed 16.08.99)
                                                          M. Thompson Esq. (appointed 09.08.99)
REGISTERED OFFICE                                         Enterprise House
                                                          15 Whitworth Street West
                                                          MANCHESTER
                                                          M1 5GS
BANKERS                                                   Whiteway Laidlaw
ACCOUNTANTS                                               Darent Business Services
                                                          Accountants
                                                          51 Leigh Road
                                                          Boothstown Worsley
                                                          MANCHESTER
                                                          M28 1HP
AUDITORS                                                  David Nugent & Co.
                                                          Chartered Certified Accountants
                                                          & Registered Auditors
                                                          51 Leigh Road
                                                          Boothstown Worsley
                                                          MANCHESTER
                                                          M28 1HP

                               CHANNELNET LIMITED
                               DIRECTORS' REPORT

                                   31.5.1999

     The directors present their report and the financial statements for the period ended 31.5.1999.

PRINCIPAL ACTIVITY

     The principal activity of the company is the supply of telecommunications services.

YEAR 2000

     Our business depends on a computerised accounting system to record the transactions. We can confirm that our system has been guaranteed as being year 2000 compliant. However we could be at risk if other parties do not adequately deal with the issue.

     We have assessed the possibility of related failures in our significant suppliers and customers all of whom inform us that they are dealing with the problem. It is impossible to guarantee that no year 2000 problems will remain. However the directors feel that they will be able to deal promptly with any failures that may occur.

DIRECTORS

     The directors of the company during the period 13th May 1999 to 31st May 1999 and their interests in the shares of the company as recorded in the register of directors interests were as follows

                                                                   31.5.1999
                                                                   ORDINARY
                                                                    SHARES
                                                                   ----------
B. Lerner Esq. (appointed 16.08.99)..............................        --
J. Tubbs Esq. (appointed 16.08.99)...............................        --
M. Thompson Esq. (appointed 09.08.99)............................        --

AUDITORS

     David Nugent & Co were appointed as Auditors of the company of 7th August 1999 and have agreed to offer themselves for re-appointment as auditors of the company.

SMALL COMPANY EXEMPTIONS

     This report has been prepared in accordance with the special provisions of
Part VII of the Companies Act 1985 relating to small companies.
                              applicable to small companies.

                                          On behalf of the board

                                          Director

Enterprise House
15 Whitworth Street West
MANCHESTER
11 5GS
9th August 1999

                               CHANNELNET LIMITED
                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

     We are required under company law to prepare financial statements for each financial period which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements we are required to:

         o select suitable accounting policies and apply them consistently;

         o make reasonable and prudent judgements and estimates;

         o prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

     We are also responsible for:

         o keeping proper accounting records;

         o safeguarding the company's assets;

         o taking reasonable steps for the prevention and detection of fraud.

                                            On behalf of the board
                                            Director

19th August 1999

                               CHANNELNET LIMITED
                                AUDITORS' REPORT
                       AUDITORS' REPORT TO THE MEMBERS OF
                               CHANNELNET LIMITED

     We have audited the financial statements on pages 5-8 which have been prepared under the accounting policies set out on page 7.

RESPECTIVE RESPONSIBLITIES OF DIRECTORS AND AUDITORS

     As described on page 3, the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material missatatement, whether caused by fraud or error or other irregularity. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

     In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 31.5.1999 and of its profit for the period 13th May 1999 to 31st May 1999 and have been properly prepared in accordance with the provisions of the Companies Act 1985 applicable to small companies.

                                          David Nugent & Co.
                                          Chartered Certified Accountants
                                          & Registered Auditors

MANCHESTER
19th August 1999

                               CHANNELNET LIMITED
                            PROFIT AND LOSS ACCOUNT
                 FOR THE PERIOD 13TH MAY 1999 TO 31ST MAY 1999

                                                                                                          1999
                                                                                                 NOTE    pounds
                                                                                                 ----   ---------
Turnover                                                                                           2        4,678
Net operating expenses
Administrative expenses                                                                                    (3,155)
                                                                                                        ---------
Profit on ordinary activities
   before taxation                                                                                          1,523
Taxation                                                                                           4         (152)
                                                                                                        ---------
Profit on ordinary activities
   after taxation                                                                                           1,371
   retained for the 13th May 1999 to 31st May 1999                                                 9
                                                                                                        ---------
                                                                                                        ---------

Movements in reserves are shown in note 9.

None of the company's activities were acquired or discontinued during the above financial period.

There are no recognised gains and losses in 1999 other than the profit for the period 13th May 1999 to 31st May 1999.

                               CHANNELNET LIMITED
                                 BALANCE SHEET
                                  AT 31.5.1999

                                                                                                   1999
                                                                                             -----------------
                                                                                      NOTE   pounds    pounds
                                                                                      ----   -------   -------
Current assets
Debtors                                                                                 5      5,497
                                                                                             -------
                                                                                               5,497
Creditors: amounts falling due
   within one year                                                                      6     (4,125)
                                                                                             -------
Net current assets                                                                                       1,372
                                                                                                       -------
Total assets less current liabilities                                                                    1,372
                                                                                                       -------
                                                                                                       -------
Capital and reserves
Called up share capital                                                                 8                    1
Profit and loss account                                                                 9                1,371
                                                                                                       -------
Total shareholders' funds                                                               7                1,372
                                                                                                       -------
                                                                                                       -------

These accounts have been prepared in accordance with:

     (a) The special provisions of Part VII of the Companies Act 1985: and

     (b) The Financial Reporting Standard for Smaller Entities.

The accounts were approved by the board of Directors on 19th August 1999.

Director

                               CHANNELNET LIMITED
                         NOTES ON FINANCIAL STATEMENTS

                                   31.5.1999

1. ACCOUNTING POLICIES

   Basis of accounting

     The financial statements have been prepared under the historical cost accounting rules.

     The company has taken advantage of the exemption from preparing a cash flow statement conferred by Financial Reporting Standard No. 1 on the grounds that it is entitled to the exemptions available in Section 246 to 247 of the Companies Act 1985 for small companies.

   Deferred taxation

     Deferred taxation is provided on the liability method in respect of the taxation effect of all timing differences to the extent that tax liabilities are likely to crystallise in the foreseeable future.

2. TURNOVER

     Turnover represents the amount derived from the provision of goods and services which fall within the company's ordinary activities stated net of value added tax.

     In the opinion of the directors, none of the turnover of the company is attributable to geographical markets outside the UK. (1999 nil)

3. OPERATING PROFIT

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Operating profit is stated after charging
Auditors' remuneration...........................................................    250
                                                                                   -----
                                                                                   -----

4. TAXATION

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Corporation tax on profit on ordinary activities at 10%..........................    152
                                                                                   -----
                                                                                   -----

5. DEBTORS

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Amounts falling due within one year
Other debtors....................................................................  5,497
                                                                                   -----
                                                                                   5,497
                                                                                   -----
                                                                                   -----

6. CREDITORS:   amounts falling due within one year

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Other creditors..................................................................  4,125
                                                                                   -----
                                                                                   4,125
                                                                                   -----
                                                                                   -----

7. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Profit for the financial period 13th May 1999 to 31st May 1999...................  1,371
New share capital subscribed.....................................................      1
                                                                                   -----
Net addition to shareholders' funds..............................................  1,372
Opening shareholders' funds......................................................     --
                                                                                   -----
Closing shareholders' funds......................................................  1,372
                                                                                   -----
                                                                                   -----

8. CALLED UP SHARE CAPITAL

                                                                           1999
                                                                    ------------------
                                                                    NUMBER OF
                                                                    SHARES       POUNDS
                                                                    ---------    -----
Authorised........................................................    1,000      1,000
                                                                      -----      -----
                                                                      -----      -----
Allotted called up and fully paid
Ordinary Shares of pounds 1 each..................................        1          1
                                                                      -----      -----
                                                                      -----      -----

9. PROFIT AND LOSS ACCOUNT

                                                                                   1999
                                                                                   POUNDS
                                                                                   -----
Retained profit for the period 13th May 1999 to 31st May 1999....................  1,371
                                                                                   -----
                                                                                   -----

                                                                      APPENDIX 1

                               CHANNELNET LIMITED
                      TRADING AND PROFIT AND LOSS ACCOUNT
                 FOR THE PERIOD 13TH MAY 1999 TO 31ST MAY 1999.

                                                                                                     1999
                                                                                                 -------------
                                                                                                 pounds  pounds
                                                                                                 -----   -----
Turnover
   Sales.......................................................................................          4,678
Less overheads
   Salaries and wages..........................................................................  2,805
   Auditors' remuneration......................................................................    250
   Accountants' fees...........................................................................    100
                                                                                                 -----
                                                                                                         3,155
                                                                                                         -----
Net profit for the year                                                                                  1,523
                                                                                                         -----
                                                                                                         -----

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Sixth of the Certificate of Incorporation of the Company provides with respect to the indemnification of directors and officers that the Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify. Article Sixth of the Certificate of Incorporation of the Company also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to
(1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee amounts set forth below are estimates:

SEC registration fee........................................   $   13,079
Printing and engraving expenses.............................        7,500
Legal fees..................................................       35,000
Accounting fees.............................................       10,000
Miscellaneous expenses......................................        2,000
                                                               ----------
                                                               $   67,579
                                                               ----------
                                                               ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information relating to all of our unregistered securities sold by us since December 31, 1995. All share numbers have been adjusted retroactively to reflect a 1 for 20 reverse stock split on December 31, 1997.

     On May 1, 1996, we issued an aggregate of 500,000 shares of common stock to the stockholders of International in exchange for all of the outstanding capital stock of International.

     In June 1996 we issued 158,333 shares of our common stock in accordance with Regulation 504 of the Securities Act of 1933 for approximately $950,000.

     In September, 1998 we issued 250,000 shares each to an affiliate of Byron Lerner and to another officer and director in satisfaction of indebtedness of $100,000. We believe the issuance of such shares is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

     In May 1998 we issued 6,000,000 shares of our common stock to twenty unaffiliated entities which collectively had the right to participate in our future earnings pursuant to agreement. These investors acquired the shares for investment. We believe the issuance of such shares is exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.


     In August 1998 and February 1999 we issued convertible notes in the aggregate principal amount of $850,000 to several foreign investors in a transaction exempt pursuant to Rule 504. We obtained proceeds of $300,000 in the August 1998 offering and $550,000 in February 1999 offering. In connection with the transaction we issued warrants exercisable to $1.25 per share in August to purchase 30,000 shares of common stock. In February 1999 we issued warrants exercisable at $.625 per share to purchase an aggregate of 137,500 shares of common stock. All of the notes have been converted and the corresponding shares issued. All such warrants have been exercised prior to April 8, 1999. We received gross proceeds of approximately $975,000 from the sale of notes and exercise of warrants.


     In April 1999 we issued 2,000,000 shares of common stock to Antra Holding Group Inc. in exchange for 2,000,000 shares of that corporation's shares. The Company believes that the transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2).


     As of May 1999 we acquired all the shares of Omni Communications Inc. This company is an authorized agent of UniDial Communications, which operates as an independent network of telecommunications resellers. We issued 115,000 shares of our common stock to the sellers, of which James Tubbs received 100,000 shares. Mr. Tubb is an officer and director of our company. The Company believes the issuance of these shares is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. We have been advised that the only issuance of this company's shares were to the three sellers, all of whom were accredited investors.


     In August 1999 the Company issued 94,500 shares of common stock to the sole stockholder of ChannelNet,Ltd. The Company believes the issuance of these shares is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) thereof. Prior to this acquisition by us, ChannelNet in 1999 issued its shares to its sole stockholder in an offshore transaction. No other ChannelNet shares were issued.

     The Company issued an aggregate of 3,000,000 options between December 1998 and May 1999, all pursuant to the Company's stock plans. All of these options were issued to officers, directors, employees and consultants to the Company all of whom were finally familiar with the Company's operation. Of the options issued 1,180,000 options in December 1998 with the balance issued between January and May 1999.

     In June 1999 the Company issued a total of 316,499 shares of its common stock in connection with a private placement of its securities. An additional 6,000 shares were issued to a finder and an additional 776,529 warrants to purchase our common stock at $6.00 per share were issued to finders. The purchasers of the shares were accredited investors and the Company believes this transactions is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

ITEM 27. EXHIBITS


EXHIBIT
  NO.       DESCRIPTION*
-------     --------------------------------------------------------------------------------------------------------
 3.1         --   Certificate of Incorporation*
 3.2         --   Certificate of Ownership and Merger of Spectratek Incorporation by Teltran International Group,
                  Ltd.*
 3.3         --   Amendment to Certificate of Incorporation*
 4.          --   By-Laws(a)
 5.1         --   Opinion of Parker Duryee Rosoff & Haft(e)
10.1         --   1998 Stock Option Plan*
10.2         --   Employment Agreement between Byron Lerner and Registrant*
10.2(a)      --   Employment Agreement between James Tubbs and Registrant(a)
10.3         --   USA Interconnectivity and Support Agreement dated October 12, 1999*
10.4         --   USA Intellectual Property License Agreement dated October 12, 1999 between OzEmail and Registrant*
10.5         --   Telecommunication Services Agreement dated October 15, 1998 between OzEmail and Registrant*
10.6         --   Extension and Modification of OzEmail Agreement(d)
10.7         --   Subscription Agreement dated June 10, 1999(b)
10.8         --   Memorandum Agreement between Registrant and Antra Holdings Group Inc.(b)
10.9        --    (i) Exchange Agreement dated as of July 15, 1999 between Barclay Brydon Limited and Teltran
                      International Group, Ltd., as amended by the Closing Memorandum dated August 16, 1999(c)

                  (ii) Memorandum of Closing between and among Barclay Brydon Limited and Teltran International
                       Group, Ltd., dated August 16, 1999(c)
10.10        --   Stockholders' Agreement dated as of September 30, 1999 among Teltran International Group, Ltd.,
                  Antra Group Holdings, Inc., and Recordstogo.com Inc.(e)
10.11        --   Telecommunications Services Agreement between Teltran International, Inc. and Pacific Gateway
                  Exchange(e)
10.12        --   Telecommunications Services Agreement between Teltran International, Inc. and North American
                  Gateway, Inc.(e)
10.13        --   Exchange Agreement among Teltran International Group, Inc. and the Sellers named on Schedule A.(e)
21.1         --   Subsidiary List(d)
23.1         --   Consent of Liebman Goldberg & Drogin LLP(e)
23.2         --   Consent of David Nugent & Co.(e)
23.3         --   Consent of Parker Duryee Rosoff & Haft (included as part of Exhibit 5.1)
27           --   Financial Data Schedule*


* Previously filed with the Company's Form 10-SB on March 24, 1999


(a) Filed with the Company's Amendment 1 to its Form 10-SB


(b) Filed with the Company's Amendment 1 to its Form SB-2

(c) Filed with the Company's Form 8-K, dated August 16, 1999.


(d) Filed with the Company's Amendment 2 to its Form SB-2.



(e) Filed herewith.


ITEM 28. UNDERTAKINGS

     Registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 24 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON NOVEMBER 12, 1999.


                                          TELTRAN INTERNATIONAL GROUP, INC.

                                          By: _________/s/ BYRON LERNER ________
                                                        Byron Lerner
                                                   Chief Executive Officer

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:


                SIGNATURE                                     TITLE                            DATE
-----------------------------------------  -------------------------------------------  ------------------

            /s/ BYRON LERNER               President, Chief Executive Officer,           November 12, 1999
----------------------------------------   Director (Principal Executive, Financial
              Byron Lerner                 and Accounting Officer)

             /s/ JAMES TUBBS               Director                                      November 12, 1999
----------------------------------------
               James Tubbs

            /s/ MARTIN MILLER              Director                                      November 12, 1999
----------------------------------------
              Martin Miller

                                 EXHIBIT INDEX

EXHIBIT                                                                                                    SEQUENTIAL
NUMBER      DESCRIPTION                                                                                     PAGE NO.
-------     --------------------------------------------------------------------------------------------   -----------
 3.1         --   Certificate of Incorporation*
 3.2         --   Certificate of Ownership and Merger of Spectratek Incorporation by Teltran
                  International Group, Ltd.*
 3.3         --   Amendment to Certificate of Incorporation*
 4.          --   By-Laws(a)
 5.1         --   Opinion of Parker Duryee Rosoff & Haft(e)
10.1         --   1998 Stock Option Plan*
10.2         --   Employment Agreement between Byron Lerner and Registrant*
10.2(a)      --   Employment Agreement between James Tubbs and Registrant(a)
10.3         --   USA Interconnectivity and Support Agreement dated October 12, 1999*
10.4         --   USA Intellectual Property License Agreement dated October 12, 1999 between OzEmail and
                  Registrant*
10.5         --   Telecommunication Services Agreement dated October 15, 1998 between OzEmail and
                  Registrant*
10.6         --   Extension and Modification of OzEmail Agreement(d)
10.7         --   Subscription Agreement dated June 10, 1999(b)
10.8         --   Memorandum Agreement between Registrant and Antra Holdings Group Inc.(b)
10.9         --   (i) Exchange Agreement dated as of July 15, 1999 between Barclay Brydon Limited and
                      Teltran International Group, Ltd., as amended by the Closing Memorandum dated
                      August 16, 1999(c)
                  (ii) Memorandum of Closing between and among Barclay Brydon Limited and Teltran
                       International Group, Ltd., dated August 16, 1999(c)
10.10        --   Stockholders' Agreement dated as of September 30, 1999 among Teltran International
                  Group, Ltd., Antra Group Holdings, Inc., and Recordstogo.com Inc.(e)
10.11        --   Telecommunications Services Agreement between Teltran International, Inc. and Pacific
                  Gateway Exchange(e)
10.12        --   Telecommunications Services Agreement between Teltran International, Inc. and North
                  American Gateway, Inc.(e)
10.13        --   Exchange Agreement among Teltran International Group, Inc. and the Sellers named on
                  Schedule A.(e)
21.1         --   Subsidiary List(d)
23.1         --   Consent of Liebman Goldberg & Drogin LLP(e)
23.2         --   Consent of David Nugent & Co.(e)
23.3         --   Consent of Parker Duryee Rosoff & Haft (included as part of Exhibit 5.1)
27           --   Financial Data Schedule*

* Previously filed with the Company's Form 10-SB on March 24, 1999

(a) Filed with the Company's Amendment 1 to its Form 10-SB

(b) Filed with the Company's Amendment 1 to its Form SB-2

(c) Filed with the Company's Form 8-K, dated August 16, 1999.

(d) Filed with the Company's Amendment 2 to its Form SB-2.

(e) Filed herewith.